EXHIBIT 10.6





                            ASSET PURCHASE AGREEMENT


                                   dated as of

                                  July 22, 1993


                                      among



                               T.S. NETWORK CORP.


                                       and


                            BP EXPLORATION & OIL INC.


                                       and


                     TRUCKSTOPS CORPORATION OF AMERICA INC.







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                                TABLE OF CONTENTS

                                                                     PAGE

ARTICLE I       DEFINITIONS..........................................  1

      1.1       DEFINITIONS..........................................  1

ARTICLE II      TRANSFER OF PURCHASED ASSETS.........................  9

      2.1       Assets to be Conveyed................................  9
      2.2       Excluded Assets...................................... 12
      2.3       Assumption of Sellers' Liabilities................... 14
      2.4       Assignment of Contracts and Rights................... 16
      2.5       Purchase Price for BP Assets......................... 17
      2.6       Allocation of Purchase Price for
                  Purchased Assets................................... 18
      2.7       Joint Technology..................................... 18

ARTICLE III     THE CLOSING.......................................... 18

      3.1       Closing.............................................. 18

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF SELLERS............ 19

      4.1       Corporate Existence and Power........................ 19
      4.2       Corporate Authorization.............................. 20
      4.3       Governmental Authorization........................... 20
      4.4       Non-Contravention.................................... 21
      4.5       Financial Statements................................. 21
      4.6       No Undisclosed Liabilities........................... 22
      4.7       Absence of Certain Changes........................... 22
      4.8       No Brokerage Fees.................................... 24
      4.9       Properties; Leases; Tangible Assets.................. 24
      4.10      Sufficiency of and Title to the
                  Transferred Assets................................. 27
      4.11      Affiliates........................................... 28
      4.12      Litigation........................................... 28
      4.13      Contracts............................................ 28
      4.14      Permits.............................................. 29
      4.15      Compliance with Laws................................. 30
      4.16      Employment and Similar Agreements:
                Obligations Upon Change in Control................... 30
      4.17      Labor and Employment Matters......................... 31
      4.18      Employee Benefit Plans............................... 31
      4.19      Intellectual Property................................ 33




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                                                                     PAGE

      4.20      Customers............................................ 34
      4.21      Franchisee Relationships............................. 34
      4.22      TAFSI................................................ 34
      4.23      Disclaimer........................................... 35

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF BUYER.............. 36

      5.1       Organization and Existence........................... 36
      5.2       Corporate Authorization.............................. 36
      5.3       Governmental Authorization........................... 36
      5.4       Non-Contravention.................................... 36
      5.5       No Brokerage Fees.................................... 37
      5.6       Litigation........................................... 37

ARTICLE VI      CERTAIN UNDERSTANDINGS AND AGREEMENTS OF
                  THE PARTIES........................................ 37

      6.1       Conduct of the Business.............................. 37
      6.2       TAFSI................................................ 41
      6.3       Confidentiality...................................... 41
      6.4       Access to Records and Files.......................... 41
      6.5       Public Announcements................................. 42
      6.6       No Shopping.......................................... 42
      6.7       Further Assurances................................... 43
      6.8       Cooperation in Litigation............................ 43
      6.9       Certain Filings...................................... 43
      6.10      Administration of Accounts........................... 44
      6.11      Title Insurance; Encumbrances........................ 44
      6.12      Employees and Benefits............................... 45
      6.13      Inventory............................................ 47
      6.14      Cooperation with Respect to Financing................ 50
      6.15      Recent Financial Statements.......................... 51
      6.16      Schedule Updates..................................... 51
      6.17      Assistance with Accounts Receivable.................. 51
      6.18      Financing............................................ 52
      6.19      Properties........................................... 52

ARTICLE VII     CONDITIONS TO CLOSING................................ 52

      7.1       ..................................................... 52
      7.2       Conditions to Obligations of Buyer................... 52
      7.3       Conditions to Obligations of the Sellers............. 55

ARTICLE VIII    INDEMNIFICATION...................................... 56

      8.1       Indemnification by Seller............................ 56
      8.2       Indemnification by Buyer............................. 58
      8.3       Defense of Claims.................................... 59




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                                                                     PAGE

      8.4       Survival of Representations and Warranties
                   .................................................. 60
      8.5       Limitations on Indemnification for
                  Breaches of Representations and
                  Warranties......................................... 60
      8.6       Cap.................................................. 61
      8.7       Limitation on Damages................................ 61
      8.8       Exclusive Remedies................................... 62
      8.9       Insurance............................................ 62

ARTICLE IX      TERMINATION.......................................... 62

      9.1       Grounds for Termination.............................. 62

ARTICLE X       MISCELLANEOUS........................................ 63

      10.1      Notices.............................................. 63
      10.2      Amendments; Waivers; Remedies........................ 65
      10.3      Expenses............................................. 65
      10.4      Successors and Assigns............................... 66
      10.5      Governing Law........................................ 66
      10.6      Counterparts; Effectiveness.......................... 66
      10.7      Entire Agreement..................................... 66
      10.8      Jurisdiction......................................... 66
      10.9      Captions............................................. 66
      10.10     Severability......................................... 66
      10.11     Construction......................................... 67
      10.12     Taxes................................................ 67
      10.13     Exhibit and Schedules................................ 70
      10.14     No Third Party Beneficiaries......................... 70
      10.15     No Inducements....................................... 70





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                                    EXHIBITS

Exhibit A  -  Assignment and Assumption Agreement
Exhibit B  -  Credit Card Agreement
Exhibit C  -  Environmental Agreement
Exhibit D  -  Fuel Supply Agreement
Exhibit E  -  Non-Competition Agreement
Exhibit F  -  Office Sub-Lease
Exhibit G  -  Services Agreement
Exhibit H  -  TAFSI Assumption Agreement
Exhibit I  -  Trademark License Agreement
Exhibit J  -  Software License Agreement
Exhibit K  -  Opinion of Counsel to BP
Exhibit L  -  Leased Property Assignment and Assumption
                    Agreements
Exhibit M  -  Sellers' 7.2(a) Certificate
Exhibit N  -  Sellers' 7.2(b) Certificate
Exhibit O  -  Buyer's 7.3(a) Certificate
Exhibit P  -  Buyer's 7.3(b) Certificate
Exhibit Q  -  Opinion of Paul, Weiss, Rifkind, Wharton &
                    Garrison

                                    SCHEDULES

1.1(a)           -  Accounting Principles
1.1(b)           -  Assignment Trademarks
1.1(c)           -  Franchise Agreements
1.1(d)           -  Franchisee Truckstops
2.1(ii)          -  Equipment
2.1(vii)         -  Patents, Trademarks, etc.
2.2(iv)          -  Headquarters Property
4.1              -  Authority to do Business
4.3(a)           -  Governmental Approvals
4.4              -  Consents
4.5              -  Financial Statements
4.6              -  Undisclosed Liabilities
4.7(a)           -  Material Adverse Effect
4.7(b)           -  Recent Material Contracts
4.9(a)           -  Encumbrances
4.9(b)           -  Maintenance and Repair
4.9(c)           -  Owned Real Property
4.9(d)(i)        -  Leases
4.9(d)(ii)       -  Non-assignable Leases
4.9(e)           -  Real Property Restrictions
4.9(f)           -  Existing Highway Plans
4.9(g)           -  Computer Hardware
4.9(h)           -  Work in Progress




                                       iv



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4.12(a)          -  Litigation
4.12(b)          -  Proceedings seeking to enjoin
                    the transaction
4.13(a)          -  Contracts
4.13(b)(i)       -  No material defaults
4.13(b)(ii)      -  No defaults
4.13(b)(iii)     -  Material Contracts Assignable
4.13(b)(iv)      -  Contracts Assignable
4.14(a)(i)       -  Material Permits
4.14(a)(ii)      -  Permits
4.14(b)(i)       -  Material Required Permit Approvals
4.14(b)(ii)      -  Required Permit Approvals
4.14(b)(iii)     -  Material Permits Assignable
4.14(b)(iv)      -  Permits Assignable
4.15             -  Compliance with Law
4.16             -  Employment Agreements
4.18(a)          -  ERISA Plans
4.18(b)          -  Benefit Arrangements
4.18(c)          -  Multiemployer Plans
4.18(d)          -  Workers' Compensation
4.18(e)          -  WARN Compliance
4.19(i)          -  Intellectual Property
4.19(ii)         -  Intellectual Property Proceedings
4.20             -  Customers
4.21(a)          -  Generic UFOC
4.21(b)          -  Franchise States
4.22             -  TAFSI Tax Liabilities
6.1(a)(iii)      -  Existing Obligations
6.1(a)(vi)       -  Capital Expenditures
6.1(a)(vii)      -  Subsequent Material Contracts
6.12(a)          -  Specified Employees
7.2(f)           -  Closing Required Permit Approvals
7.2(g)           -  Closing Required Contractual Consents
6.13(b)          -  Inventory Values
6.13(c)(ii)(1)   -  Hydrocarbon valuation procedures
6.13(c)(ii)(2)   -  Non-hydrocarbon valuation procedures




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





                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT, dated as of July 22, 1993, by and among BP Exploration & Oil Inc., an Ohio corporation ("BP"), Truckstops Corporation of America Inc., a Delaware corporation ("TA", and together with BP, collectively, the "Sellers"), and T.S. Network Corp., a Delaware corporation (together with its successors and assigns, "Buyer") (the "Agreement").

                              W I T N E S S E T H :

            WHEREAS, Sellers conduct a truckstop business (the "Business"); and

            WHEREAS, Sellers desire to sell to Buyer and Buyer wishes to purchase from Sellers the Business, including sub stantially all of the operating assets relating thereto, on the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1   DEFINITIONS.

                  (a) The following terms, as used herein, have the following meanings:

            "ACCOUNTING PRINCIPLES" means: (i) those principles and practices set forth in Section 1.1(a) of the Disclosure Schedule and (ii) to the extent not inconsistent with (i), GAAP.

            "AFFECTED EMPLOYEE" means any Employee in the Business who becomes an employee of Buyer at the Effective Time.

            "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

            "ANCILLARY AGREEMENTS" means, collectively, (i) the Non-Competition Agreement, (ii) the Fuel Supply Agreement, (iii) the Trademark License Agreement, (iv) the Credit Card Agreement, (v) the Services Agreement, (vi) the Office Sub-Lease, (vii) the Assignment and Assumption






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                                                                               2





Agreement, (viii) the TAFSI Assumption Agreement, and (ix) the Software License Agreement.

            "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or its properties, assets, officers, directors, employees, consultants or agents in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person.

            "ASSIGNED TRADEMARKS" means those U.S. trademarks, trademark registrations, tradenames, marks, logos and other U.S. commercial symbols set forth in Section 1.1(b) of the Disclosure Schedule.

            "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement in the form of Exhibit A.

            "BP GROUP" means The British Petroleum Company p.l.c. and its direct and indirect subsidiaries.

            "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            "CENTRAL STAFF SERVICES" means the legal, cash management, treasury, tax, insurance, health and safety and pension services, employee benefits funds and plans provided to the Business by the headquarters and divisions of BP other than the Business or members of the BP Group other than Sellers, including employee and other records necessary to administer salaried payrolls and benefits and welfare plans retained by Sellers and to file taxes, except to the extent expressly transferred to Buyer pursuant to this Agreement.

            "COMPANY TRUCKSTOP" means any truckstop utilized in the Business which is owned or leased by any Seller.

            "CONFIDENTIALITY AGREEMENT" means the Confiden tiality Agreement, dated January 27, 1993, as amended, between The First Boston Corporation, on behalf of Sellers, and The Clipper Group, L.P.

            "CREDIT CARD AGREEMENT" means the Credit Card Agreement in the form of Exhibit B.







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                                                                               3





            "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages (including punitive damages), costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, and charges, and amounts paid or payable in settlement, including (except where recovery thereof is prohibited as a matter of law) interest on cash disbursements in respect of any of the foregoing at the lesser of the Reference Rate in effect from time to time and the maximum interest rate permitted by law, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof. In the event that an Indemnifying Party elects not to assume the defense of any claim as to which an Indemnified Party has a right of indemnification pursuant to Article 8 hereof, Damages shall also include the reasonable costs, fees and expenses of such Indemnified Party's attorneys, experts, accountants, appraisers, and agents incurred in responding to, investigating and defending against such claim.

            "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto.

            "DISTRIBUTION CENTER" means the Packaged Products Service Center located in Nashville, Tennessee.

            "EFFECTIVE TIME" means 12:01 a.m. Eastern Standard Time on the Closing Date.

            "EMPLOYEE" means any employee of BP, TA or TAFSI on the Closing
Date.

            "ENVIRONMENT" means navigable ocean waters, ocean waters, natures resources, surface waters, ground water, drinking water supply, land surface, subsurface strata and ambient air, both inside and outside of buildings and structures.

            "ENVIRONMENTAL AGREEMENT" means the Environmental Agreement dated as of the date hereof between BP, TA and Buyer attached as Exhibit C hereto.

            "ENVIRONMENTAL LAWS" means federal, state and local laws, principles of common law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the Environment.

            "ENVIRONMENTAL LIABILITIES" means all Liabilities, whether direct or indirect, known or unknown, current or potential, absolute or contingent, matured or unmatured,






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                                                                               4





past, present or future, imposed by, under or pursuant to Environmental Laws.

            "ERISA AFFILIATE" means, with respect to any Person, any entity, whether or not incorporated, which, together with such Person was or is required to be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA.

            "FRANCHISEE" means any Person who owns and independently operates a truckstop location that is part of the Business.

            "FRANCHISEE GUARANTY" means that certain Guaranty Agreement, dated March 26, 1993, executed by BP in favor of Davenport Bank and Trust Company, N.A. pursuant to which TA has guaranteed certain obligations of Iowa-80 Truckstop, Inc.

            "FRANCHISE AGREEMENTS" means the franchise agreements listed in
Section 1.1(c) of the Disclosure Schedule between TAFSI and TAFSI's Franchisees.

            "FRANCHISEE TRUCKSTOP" means any truckstop identified in Section 1.1(d) of the Disclosure Schedule.

            "FUEL SUPPLY AGREEMENT" means the Fuel Supply Agreement in the form of Exhibit D.

            "GAAP" means generally accepted accounting prin ciples then in effect consistently applied.

            "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, charac ter or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliqui dated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person in accordance with GAAP.







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                                                                               5





            "LIEN" means, with respect to any asset or shares of capital stock, any mortgage, title defect or objection, restrictive covenant, adverse claim, lien, pledge, charge, security interest, option, right of first refusal, easement, servitude, transfer restriction, hypothecation or encum brance of any kind in respect of such asset or shares.

            "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, or Liabilities that results in a material adverse effect on, or a material adverse change in, the Business, considered as a whole.

            "MATERIAL ADVERSE TRUCKSTOP EFFECT" means a change in or effect on the operations, affairs, prospects, financial condition, results of operations, assets, or Liabilities that results in a material adverse effect on, or a material adverse change in any Company Truckstop or any Franchisee Truckstop.

            "NON-COMPETITION AGREEMENT" means the Non- Competition Agreement in the form of Exhibit E.

            "OFFICE SUB-LEASE" means the Office Sub-Lease in the form of Exhibit F.

            "OUTSIDE SOURCED PETROLEUM PRODUCTS" means any petroleum or petroleum derivative products (including, without limitation, gasoline, distillates, lubricants or grease) acquired or to be acquired from any Person (other than Sellers or any Affiliate of Sellers).

            "PERMITS" means each approval, registration, authorization, certificate, certificate of occupancy, consent, license, order or permit or other similar authorization of or with any Governmental Authority necessary for the operation of the Business or the Purchased Assets in substantially the same manner as currently operated by the Sellers, or otherwise affecting or relating to the Business.

            "PERMITTED LIENS" means (i) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, or for taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained and set aside; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith and for which adequate reserves in accordance






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                                                                               6





with GAAP are being maintained and set aside; and (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

            "PERSON" means an individual, corporation, part nership, association, trust, estate or other entity or organization, including a Governmental Authority.

            "PMPA" means the Petroleum Marketing Practices Act.

            "PROCEEDING" means any action, suit, hearing, arbitration, proceeding or governmental investigation brought by or against any Governmental Authority or any other Person.

            "REFERENCE RATE" means the per annum rate of interest as published in the Wall Street Journal as the Chase Manhattan prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day such published quotations change.

            "REQUIRED CONSENTS" means, collectively, the Required Contractual Consents and the Required Permit Approvals.

            "REQUIRED CONTRACTUAL CONSENTS" means those consents, notices, waivers or approvals which must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of any Contract, the termination thereof, a breach or a default thereunder or any other change or modification to the terms thereof.

            "REQUIRED PERMIT APPROVALS" means each govern mental or other registration, filing, application, notice, transfer, consent, approval, order, qualification or waiver required under Applicable Law to be obtained by the Sellers or the Buyer by virtue of the execution and delivery of this Agreement or the consummation of the transactions con templated hereby to avoid the loss of any Permit.

            "SELLERS' KNOWLEDGE" or "knowledge of any Seller" means the actual knowledge of any of the following persons: R. K. Purvis, R. J. Ress, J. F. Cullen, R. K. Morris, Harrison T. Bubb, Keith A. McCabe, Peter D. Wilbur, Ed Kuhn or Jim George.

            "SERVICES AGREEMENT" means the Services Agreement in the form of Exhibit G.






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                                                                               7





            "SOFTWARE LICENSE AGREEMENT" means the software license from BP to Buyer in the form of Exhibit J.

            "TAFSI" means TA Franchise Systems Inc., a Delaware corporation.

            "TAFSI ASSIGNMENT AND ASSUMPTION AGREEMENT" means the TAFSI Assignment and Assumption Agreement in the form of Exhibit H.

            "TAFSI SHARES" means the 100 shares of common stock, par value $1 per share, of TAFSI owned by TA.

            "TAXES" means all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, profit taxes, excise taxes, sales taxes, use taxes, value added taxes, taxes on services, transfer taxes, gross receipts taxes, franchise taxes, gasoline and motor fuels taxes, employment and payroll-related taxes, real and personal property taxes, inventory and merchandise taxes, capital stock taxes, tollgate, asset and license taxes, net worth taxes, transaction taxes and import duties, whether or not measured in whole or in part by net income and including all deficiencies or other additions to tax, interest and penalties with respect thereto.

            "TRADEMARK LICENSE AGREEMENT" means the Trademark License Agreement in the form of Exhibit I.

            "VENDOR OUTLEASES" means Agreements with third parties permitting the operation of service or sales businesses (E.G., manicurist services, T-shirt sales, etc.) at truckstops, which agreements are terminable without liability to Sellers or their successors and assigns on no more than one month's notice.

            "WARN ACT" means the Worker Adjustment and Retraining Notification Act (and any applicable similar state law).

            "WARRANTY LIABILITIES" means exclusively those Liabilities incurred in the ordinary course of business pursuant to warranties and similar programs of the Business to repair, replace, reperform or refund a purchase price of goods or services sold by the Business prior to the Closing Date; PROVIDED, HOWEVER, that such Liability shall not include any other cost, expense or Damages (whether or not resulting from a breach of such warranty) but shall include solely the obligation to repair, replace, reperform or refund a purchase price of goods or services.







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                                                                               8





            (b) Each of the following terms is defined in the section set forth opposite such term:

            TERM                                             SECTION

            Acquisition Proposal                             6.6
            Adjusted Closing Inventory Amount                6.13(c)
            Agreement                                        Recitals
            Agreements                                       4.13(a)
            Annual Financial Statements                      4.5
            Assets                                           2.1
            Assumed Liabilities                              2.3
            Benefit Arrangements                             4.18(b)
            BP                                               Recitals
            BP Indemnitees                                   8.2
            Business                                         Recitals
            Buyer                                            Recitals
            Buyer Indemnitees                                8.1
            Buyer's Basket                                   8.5(b)
            Cap                                              8.6
            Closing                                          3.1
            Closing Date                                     3.1
            Closing Inventory                                6.13(c)(ii)
            Closing Inventory Amount                         6.13(c)(iv)
            Closing Payment                                  6.13(c)(i)
            Code                                             3.1(b)
            Contracts                                        2.1(iv)
            Disagreement Notice                              6.13(d)(i)
            Employment Agreements                            4.16
            Encumbrances                                     4.9(a)
            Equipment                                        2.1(ii)
            ERISA                                            2.3(v)
            ERISA Plans                                      4.18
            Estimated Inventory Amount                       6.13(c)(i)
            Excluded Assets                                  2.2
            Excluded Liabilities                             2.3
            Financial Statements                             4.5
            Headquarters                                     2.2(iv)
            Indemnified Party                                8.3
            Indemnifying Party                               8.3
            Intellectual Property                            4.19
            Inventory                                        2.1(iii)
            Interim Financial Statements                     4.5
            Leased Real Property                             4.9(d)
            Leases                                           4.9(d)
            Management                                       10.3
            Material Permits                                 4.14(a)
            Material Required Permit Approvals               4.14(b)
            Non-Conveyable Properties                        6.19
            Offering Material                                6.14(a)
            Owned Real Property                              4.9(c)
            Permitted Encumbrances                           4.9(a)






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                                                                               9





            Purchased Assets                                 2.1
            Purchase Price                                   2.5
            Purchased Records                                2.1(x)
            Real Property                                    4.9(d)
            Retained Records                                 2.2(vi)
            Scheduled Contracts                              4.13(a)
            Sellers                                          Recitals
            Sellers' Basket                                  8.5(a)
            Sellers' Benefit Plans                           6.12(b)(i)
            Subsequent Material Contract                     6.1(a)(iv)
            TA                                               Recitals
            Termination Date                                 9.1(iv)
            Update Notice                                    6.16
            VSP                                             2.3(v)


                                   ARTICLE II

                          TRANSFER OF PURCHASED ASSETS

            2.1 ASSETS TO BE CONVEYED. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein after set forth, Sellers shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase at the Closing, (A) subject to the exclusions in Section 2.2 below, all assets, properties, rights, interests, licenses, permits, contracts, causes of action and claims whatsoever, wherever located, whether tangible or intangible, real, personal or mixed, whether or not reflected on the books and records of any of the Sellers, as the same shall exist as of the Effective Time (collectively, "Assets"), which are utilized primarily in the Business, and (B) all of the tangible Assets located at any Company Truckstop or at the Distribution Center (all of the Assets identified in the foregoing clauses (A) and (B) (other than the Excluded Assets) being collectively referred to as the "Purchased Assets"), including, without limitation, and except as otherwise specified in Section 2.2 below, all right, title and interest of any Seller in, to and under:

            (i) all real property and leases (whether capitalized or operating) of, and other interests in, real property listed in Section 4.9(c) of the Disclosure Schedule and all other real property and leases (whether capitalized or operating) of, and any other interests in real property of any Seller primarily held or primarily used in the Business, in each case together with all of Sellers' interest in all buildings, fixtures, signage and improvements erected thereon and appurtenances thereto and all of Sellers'






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                                                                              10





      rights, if any, to real property adjacent or appurtenant thereto;

          (ii) all machinery, equipment, furniture, office equipment, communications equipment, computer hardware which is primarily used in the Business (including, without limitation, computer hardware utilized in connection with management information systems), vehicles (including automobiles), storage tanks, spare and replacement parts and other tangible property (and interests in any of the foregoing) of Sellers held or used in the Business (including, without limitation, the 12th floor computer hardware and the items listed in Schedule 2.1(ii) of the Disclosure Schedule) (collectively, the "Equipment");

         (iii) all items of inventory primarily relating to the Business notwithstanding how classified in Sellers' financial records, including all hydrocarbon inventories for use or sale (including gasoline, diesel fuel, motor oil, automobile transmission fluid, anti freeze, and motor oil and fuel additives) and all non-hydrocarbon inventories of food, beverages, tires, batteries and accessories and other merchandise owned by Sellers, including, without limitation, all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores whether at the Real Properties, including the Distribution Center, or in transit to any Real Property (collectively, "Inven tory");

          (iv) subject to Section 2.4, all Scheduled Contracts (other than Employment Agreements and Employee Plans and Benefit Arrangements as described in Section 2.2(vii) and (viii)) and, only to the extent primarily relating to the Business, all other con tracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, and to which any Seller is a party or beneficiary on the Closing Date or by which any of the Purchased Assets are then bound (all of the foregoing to be assigned to Buyer pursuant hereto or the benefits and burdens under which are to be provided to Buyer pursuant to Section 2.4 hereof are hereinafter referred to collectively as the "Contracts" and individually as a "Contract");

            (v) to the extent primarily related to the Purchased Assets or the Business, all prepaid charges and expenses, deposits and similar assets of either Seller, as the case may be, including any such prepaid charges and expenses with respect to leases and rentals and utilities, but excluding all prepaid taxes except to the extent provided otherwise in Section 10.12 of this Agreement;

          (vi) all of Sellers' rights, claims, credits, causes of action or rights of set-off against third parties to the extent primarily relating to the Business or the Purchased Assets, whether liquidated or unliquidated, fixed or contingent, including all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Sellers or any other Person for use in the Business or affecting any of the Purchased Assets, but excluding in each case such rights, claims, credits, causes of action or rights of set-off to the extent primarily relating to the Excluded Assets;

         (vii) all of Sellers' right, title and interest in each patent and patent application, copyright, copy right application, publication, trademark, trademark registration, trade name, mark, service mark, product mark, logo and other commercial symbols identified in Section 2.1(vii) of the Disclosure Schedule (including, without limitation, Truckstops of America, Country Pride and Country Fresh and the other Assigned Trade marks) and, to the extent that the following are primarily held or primarily used in the conduct of the Business, all of Sellers' right, title and interest in each patent and patent application, copyright, copy right application, publication, trademark, trademark registration, trade name, mark, service mark, product mark, logo and other commercial symbol (in any such case, whether or not registered or to be registered, in the United States of America or elsewhere) applied for, issued to or otherwise owned by any Seller and primarily held or primarily used in the Business or with regard to any of the Purchased Assets;

        (viii) each process, invention, trade secret, formula and documentation owned by any Seller or which any Seller has the right to use and assign to Buyer which is primarily held or primarily used in the Business or with regard to any of the Purchased Assets, but excluding any of the foregoing which relate to the formulation or blending of the gasoline, petroleum distillates or other petroleum products sold by the Business;

        (ix) subject to Section 2.4, all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by either Seller and primarily utilized in the Business, including the items listed in Sections 4.14(b)(i) and 4.14(a)(ii) of the Disclosure Schedule;

            (x) to the extent reasonably available to Sellers, copies of all books, records, files and papers of either Seller, whether in hard copy or computer format, including books of account, invoices, engineer ing information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and documentation developed or used for accounting, marketing, engineering, manu facturing or any similar purpose, but in each such case only to the extent related to the conduct of the Business or with regard to any of the Purchased Assets at any time prior to the Closing ("Purchased Records"), but excluding in each case the Retained Records;

          (xi) to the extent primarily utilized in the conduct of Business, all computer software owned by Sellers, or licensed by Sellers and assignable to Buyer, used to prepare or maintain the books and records of Sellers relating to the Purchased Assets, including, without limitation, computer software used in connection with accounts receivable aging, but excluding in each case (A) software used by Central Staff Services and (B) software proprietary to the BP Group and used in other units of the BP Group;

         (xii)  the Star Software;

        (xiii)    the TAFSI Shares; and

         (xiv) other than the BP mark and shield and variants thereof, all goodwill primarily associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

            2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section
2.1 (other than Section 2.1(B)), to the contrary, Sellers are not selling, and Buyer is not purchas ing, pursuant to this Agreement, any of the following, all of which shall be excluded from the Purchased Assets (here inafter referred to collectively as the "Excluded Assets"):

            (i)   all of Sellers' cash and cash equivalents
      (except for cash on hand at the Real Properties and any deposits conveyed to Buyer pursuant to Section 2.1(v)), bank deposits and marketable securities;

          (ii) all accounts, accounts receivable, notes and notes receivable existing as of the Effective Time whether or not the same arose out of Sellers' operation of the Business and payable to Sellers or any of their Affiliates;

         (iii)  any intercompany accounts;

          (iv) the real property and all furniture and personal property located thereon at the Business' Cleveland, Ohio headquarters office (the "Headquarters");

            (v) all of Sellers' patents, patent applications, copyright, copyright applications, publications, trademarks, trademark registrations, trade names, marks, service marks, product marks, logos or other commercial symbols which are not conveyed to Buyer pursuant to Section 2.1(vii);

          (vi) all books, records, correspondence and other information which primarily relate to Excluded Assets or Excluded Liabilities (the "Retained Records"); PROVIDED, HOWEVER, that Sellers agree to furnish copies of such records (but only if such Retained Records were utilized in the conduct of the Business) to Buyer if requested by Buyer for bona fide reasons relating to the operation of the Business from and after the Closing Date; and further provided that Seller shall not disclose to Buyer any documents, records, or other information prepared in connection with the filing of any federal income tax return or any state income or franchise tax return;

         (vii) all Employment Agreements, whether or not identified in Sections 4.13, 4.16, 4.17 and/or 4.18 of the Disclosure Schedule;

        (viii) all Employee Plans and Benefit Arrangements, whether or not identified in Section 4.13, 4.16, 4.17 and/or 4.18 of the Disclosure Schedule;

          (ix) to the extent not utilized primarily in the conduct of the Business, any assets or property owned or leased by Central Staff Services or other members of the BP Group not located at the Real Properties;

          (x) tax refunds relating to Taxes paid by Sellers or their Affiliates;

          (xi) all forecasts, financials and proprietary manuals (except manuals used in the operation of the Business) prepared by or used by other members of the BP Group, and copies of and subscriptions to third-party reports which are not primarily used in the Business;

         (xii) Sellers' insurance coverage and rights thereunder; and

        (xiii)  the BP mark and shield, and variants thereof.

            2.3 ASSUMPTION OF SELLERS' LIABILITIES. From and after the Closing Date, Buyer shall assume and agree to pay when due, perform and discharge (a) the Liabilities of Sellers under each of the Contracts (including the Franchise Guaranty) in effect on the Closing Date and assigned to Buyer pursuant to
Section 2.1(iv); (b) the liabilities of Sellers to be assumed by Buyer pursuant to Section 2.4; (c) the Liabilities under the Assigned Permits to be performed after the Closing Date; (d) those Liabilities which Buyer has expressly agreed to pay pursuant to Section 10.12 hereof; and (e) the Warranty Liabilities (subject to the rest of this Section 2.3, the liabilities described in the foregoing clauses (a) through (e) are collectively referred to as the "Assumed Liabilities"). Notwithstanding the foregoing, the Buyer is not assuming and shall not be deemed to be assuming any of the following (collectively, the "Excluded Liabilities"), all of which shall be excluded from and shall not constitute Assumed Liabilities:

            (i) except to the extent provided in Sec tion 10.12(b) relating to certain prorations, all Tax liabilities of any and all kinds arising out of Sellers' ownership, operation or possession of the Purchased Assets, and any obligations of Sellers or any consolidated group of which any Seller is or was a member with respect to any and all Taxes, including, without limitation, any debts, liabilities, obligations or commitments for any income, debts, liabilities, obligations or commitments for any Taxes imposed upon any Seller or any consolidated group of which any Seller is or was a member by the United States, any taxing authority outside the United States or any state or local instrumentality or authority within the United States, relating to, accrued for, applicable to or arising from any period on, prior to or after the Closing Date;

           (ii) any Liability of Sellers or any of their Affiliates for any accounts payable, except for liabilities which Buyer expressly agrees to pay pursuant to Section 10.12 hereof;

         (iii) whether or not such agreements are assigned to or assumed by Buyer hereunder, any Liability arising out of or resulting from any breach by Sellers or any of their Affiliates of any Contract (including, without limitation, any Scheduled Contract) or other agreement to which Sellers or any of their Affiliates is a party, including Liabilities arising out of a breach due to lack of notice to, or lack of consent from, a third party for assignment of such contracts to Buyer;

          (iv) any Liability of Sellers or any of their Affiliates arising out of, or resulting from, any violation or alleged violation by Sellers or any such Affiliate of any Applicable Law or in connection with or arising out of the sale by Sellers or any such Affiliate of any product or the provision of any service;

            (v) any Liability of Sellers or any of their Affiliates or ERISA Affiliates relating to any officer, director, employee (including any Employee or Affected Employee), consultant or agent (or any beneficiary or dependent of the foregoing) of any Seller or any Affiliate or ERISA Affiliate of any Seller, including, without limitation, employment agreements between any Seller and any of its employees (whether or not such employment agreements are identified in Section 4.16 of the Disclosure Schedule), workers' compensation, union contracts, medical or sick pay liabilities (including, without limitation, for continuation coverage mandated by law), pension or profit sharing liabilities or severance liabilities (including, without limitation, under the WARN Act) whether or not resulting from the transactions contemplated herein and any other employee benefit offered by any Seller or any of its Affiliates or ERISA Affiliates, including any liability for contributions or payments to be made under or otherwise relating to any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether or not covered by ERISA) or other plan, agreement, commitment or arrangement maintained for an officer, director, employee, consultant or agent of Sellers or any Affiliate or ERISA Affiliate, whether or not identified in Section 4.13, 4.16, 4.17 and/or
      4.18 of the Disclosure Schedule, including, without limitation, any Liability relating to any Employee or Affected Employee arising out of or relating to the BP America Inc. 1992 Voluntary Separation Program (the "VSP"), whether or not any benefit under the VSP is provided or to be provided on or after the Effective Time; in no event shall Buyer assume any obligation for any Liability of Sellers or any of their Affiliates relating to any Employee or any Affected Employee that arises or accrues prior to such time, if any, as such Affected Employee is employed by Buyer;

          (vi) any Liability (A) of Sellers or any of their Affiliates resulting from any Proceeding or (B) resulting from any Proceeding affecting any of the Purchased Assets or the Business existing at or prior to the Effective Time;

         (vii) any Liability of Sellers under any Contract which is required to be disclosed in the Disclosure Schedule and is not so disclosed if such Contract (A) was not entered into in the ordinary course of business or
      (B) would require the Buyer to make aggregate payments thereunder in excess of $100,000;

        (viii) any Liability of Sellers or any of their Affiliates under any contract or agreement required to be disclosed, but not disclosed, in the Disclosure Schedule providing for the purchase by Sellers or any of their Affiliates of Outside Sourced Petroleum Products;

           (ix) any brokerage or finder's fee payable by Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement;

            (x) any Liability in respect of indebtedness for borrowed money (including, without limitation, any Liability in respect of any industrial revenue or development bonds);

          (xi) any Liability under any agreement or commitment, other than the Franchise Guaranty, pursuant to which any Seller or any of its Affiliates guarantees or otherwise agrees to pay or becomes obligated to pay any obligations of any Franchisees; and

         (xii) those Liabilities under the Assigned Permits required to be performed or satisfied before the Closing Date.

            2.4   ASSIGNMENT OF CONTRACTS AND RIGHTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting there from if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way materially and adversely affect the rights of Sellers or, upon transfer, Buyer thereunder.

                  (b) Sellers agree that between the date hereof and the Closing Date they will use their best efforts (other than paying consideration) to obtain the necessary consents to the assignment of each Contract or other Pur chased Asset which by its terms requires the consent of any of the other contracting parties thereto to an assignment thereof to Buyer. If (x) such consent is not obtained with respect to any such Contract or other Purchased Asset and (y) notwithstanding the provisions of Section 7.2(g), Buyer elects to consummate the Closing, each of the Sellers and Buyer will use their reasonable best efforts to arrange for Buyer to obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Sellers shall enforce for the benefit of Buyer, with Buyer assuming Sellers' obligations, any and all claims, rights and benefits of Sellers against a third party thereto. Sellers will promptly pay to Buyer when received all monies received by Sellers under any Contract or other Purchased Asset or any claim, right or benefit arising thereunder that has been assigned to Buyer or which Sellers have made an arrangement to the satisfaction of Buyer pursuant to this Section 2.4. Buyer agrees to perform at its sole expense all of the obligations of Sellers to be performed after the Closing Date under any such Contract or other Purchased Asset which Buyer is receiving pursuant to the provisions of this Section 2.4, and will promptly reimburse Sellers for any reasonable payments or costs Sellers incur with respect to such obligations.

            2.5 PURCHASE PRICE FOR BP ASSETS. The purchase price for the Purchased Assets (the "Purchase Price") shall be in the amount and shall be payable as follows:

           (i) at the Closing, Buyer shall pay to BP, by wire transfer of immediately available funds, the sum of $92,000,000;

          (ii) at the Closing, Buyer shall assume the Assumed Liabilities; and

         (iii) Buyer shall make a payment to BP in respect of the Inventory, by wire transfer of immediately available funds, pursuant to and in accordance with Section 6.13.

            2.6 ALLOCATION OF PURCHASE PRICE FOR PURCHASED ASSETS. Sellers and Buyer hereby agree that (i) the allocation for tax purposes of the Purchase Price shall be prepared and agreed to by Sellers and Buyer at the Closing if practicable, but in no event more than 90 days after the Closing Date, (ii) each party shall timely file Internal Revenue Service Form 8594 in accordance with such agreed to allocation, and (iii) neither Buyer nor BP shall take a position on any report, return, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state or local taxing authority, before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocation.

            2.7 JOINT TECHNOLOGY. Sellers shall retain a paid-up, irrevocable nonexclusive license to use any unpatented trade secrets, formulas or other proprietary information conveyed to Buyer hereunder, to the extent such information is used in other businesses (other than the Business) of Sellers or the BP Group.


                                   ARTICLE III

                                   THE CLOSING

            3.1 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the law offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 a.m. on October 28, 1993, provided that all conditions to the Closing set forth in Article VII have been satisfied or waived by the party entitled to waive the same, or such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date." At the Closing, the parties will deliver the documents and take the actions specified below (in addition to any other deliveries and actions specified elsewhere in this Agreement):

                  (a) Buyer will pay Sellers the Purchase Price in accordance with Section 2.5 above by wire transfer to BP's account number 2522435 at National City Bank, Cleveland, Ohio, or such other account as BP may in writing specify;

                  (b) Buyer shall deliver to Sellers: (i) the opinion of counsel specified in Section 7.3(d);

      (ii) the certified resolutions specified in Section 7.3(e)(i); (iii) the certificates specified in Paragraphs (a) and (b) of Section 7.3; (iv) a recent certificate of good standing for Buyer from the State of Delaware; and (v) an affidavit of non-foreign status pursuant to section 1445 of the Internal Revenue Code of 1986, as amended (the "Code");

                  (c) Sellers shall deliver to Buyer: (i) the opinion of counsel specified in Section 7.2(d); (ii) the certified resolutions specified in
      Section 7.2(e)(i); (iii) the certificates specified in Paragraphs (a) and
      (b) of Section 7.2; (iv) recent certificates of good standing for each Seller from the states of Ohio and Delaware, respectively; and (v) limited warranty deeds or their equivalent of each parcel of Owned Real Property; and

                  (d) Buyer and Sellers will execute (i) the Assignment and Assumption Agreement; (ii) each of the Ancillary Agreements not yet executed as of the Closing Date; (iii) assignment and assumption in the form of Exhibit L hereto for each Real Property Lease covering Leased Real Property; and (iv) all tax and transfer returns required in connection with the consummation of the transactions contemplated hereby.

            The actions and deliveries listed in the foregoing paragraphs (a) through (d) shall be deemed to occur simultaneously, and none shall be deemed completed until all such actions and deliveries are completed. All transfers and assumptions shall be deemed effective as of the Effective Time.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers hereby jointly and severally represent and warrant to Buyer as follows:

            4.1 CORPORATE EXISTENCE AND POWER. Each of BP, TA and TAFSI is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the assets comprising the Business. To the best of Sellers' knowledge, each Seller and TAFSI is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary to carry on the Business as now conducted. The list of jurisdictions in which the Sellers and TAFSI are duly qualified to do business as a foreign corporation is set forth in Section 4.1 of the Disclosure Schedule. Sellers have heretofore delivered to Buyer true and complete copies of the Code of Regulation of BP, Certificates of Incor poration of each of TA and TAFSI and bylaws of each of BP, TA and TAFSI, each as currently in effect.

            4.2 CORPORATE AUTHORIZATION. Each Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed by each of BP, TA and TAFSI, as the case may be, in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements to be executed by BP, TA or TAFSI, as the case may be, in connection herewith have been (or upon execution will have been) duly executed and delivered by BP, TA or TAFSI, as the case may be, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of BP, TA or TAFSI, as the case may be.

            4.3   GOVERNMENTAL AUTHORIZATION.

                  (a) The execution, delivery and performance by BP, TA and TAFSI of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

                        (i) compliance with any applicable requirements of the
            HSR Act;

                        (ii) compliance with any applicable requirements of the
            bulk sales, bulk transfer or similar laws of the states in which the Purchased Assets are located;

                        (iii) compliance with any applicable requirements of the
            WARN Act;

                        (iv) approvals, consents and filings identified in
            Section 4.3(a) of the Disclosure Schedule; and

                        (v) approvals, consents and filings the failure to
            obtain or make will not have a Material Adverse Effect or a Material Adverse Truckstop Effect.

                  (b) To the best of Sellers' knowledge, the execution, delivery and performance by the Sellers of this

Agreement require no action by, consent or approval of, or filing with any Governmental Authority other than as identi fied in clauses (i), (ii) or (iii) of Section 4.3(a) or as identified in Section 4.3(a) of the Disclosure Schedule.

                  (c) To Sellers' knowledge, there are no facts relating to the identity or circumstances of BP, TA or TAFSI that would prevent or materially delay obtaining any of the authorizations referred to in Sections 4.3, 4.14 or 5.3.

            4.4 NON-CONTRAVENTION. The execution, delivery and performance by Sellers of this Agreement and all other agreements to be executed by Sellers in connection herewith does not and will not (a) (i) contravene or conflict with the Code of Regulation of BP, the Certificate of Incorporation of TA, the Certificate of Incorporation of TAFSI, or bylaws of each of BP, TA and TAFSI;
(ii) assuming compliance with the HSR Act and the WARN Act, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to BP, TA or TAFSI, the Business or any of the assets comprising the Business, other than any such contravention, conflict or violation which will not have and could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Truckstop Effect; and (iii) assuming compliance with the HSR Act and receipt of the consents identified in
Section 4.4 of the Disclosure Schedule, constitute a default under, conflict with, violate, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which BP, TA or TAFSI is entitled, under any material Contract or any material Permit or similar authorization relating to the Business or included in any of the Purchased Assets or by which the Business or any of the Purchased Assets may be bound, or, to the best of Seller's knowledge, any Contract or Permit or (b) result in the creation or imposition of any Lien on any such asset, other than for any applicable transfer or sales Taxes.

            4.5 FINANCIAL STATEMENTS. Section 4.5 of the Disclosure Schedule sets forth (i) pro forma balance sheets of the Business as of December 31, 1989, December 31, 1990, December 31, 1991, and December 31, 1992, and pro forma statements of operations before income taxes and pro forma disclosures of capital expenditures and diesel and gasoline sales by volume of the Business for each of the years ended December 31, 1990, December 31, 1991, and December 31, 1992 (the "Annual Financial Statements") and (ii) a pro forma balance sheet of the Business as of June 30, 1993 and a pro forma statement of operations before income taxes and pro forma disclosures of capital expenditures and diesel and gasoline sales by volume of the Business for the six months ended June 30, 1993 (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements (i) were prepared in all material respects in accordance with the books and records of Sellers subject to the assumptions, exceptions and limitations described therein; (ii) were prepared in accordance with the Accounting Principles applied on a consistent basis subject to the assumptions, exceptions and limitations described therein; (iii) fairly present the financial condition and the results of operations of the Business as at the relevant dates thereof and for the periods covered thereby in accordance with the Accounting Principles applied on a consistent basis subject to the assumptions, exceptions and limitations described therein; (iv) fairly present in all materials respects the revenues, cost of goods sold and direct operating expenses actually incurred by the Business during the periods covered thereby in accordance with the Accounting Principles applied on a consistent basis subject to the assumptions, exceptions and limitations described therein; and (v) do not contain any material items of special or nonrecurring income except as otherwise stated therein. Except as otherwise stated in the Financial Statements, no improper accounting practices have been used for the purpose of not reflecting or incorrectly reflecting in the Financial Statements any material properties, assets, revenues or expenses. Upon the delivery of any financial statements by BP to Buyer pursuant to Section 6.15 hereof, the definition of Financial State ments shall be deemed to include the financial statements delivered to Buyer by Sellers pursuant to Section 6.15 and the representations made by BP in this
Section 4.5 shall encompass the financial statements delivered pursuant to
Section 6.15.

            4.6 NO UNDISCLOSED LIABILITIES. Since June 30, 1993, except (i) for the transactions specifically contem plated by this Agreement and (ii) as set forth in Section 4.6 of the Disclosure Schedule, no material Liability, (or to the best of Seller's knowledge, any Liability), which is an Assumed Liability was incurred other than in the ordinary course of business.

            4.7 ABSENCE OF CERTAIN CHANGES. Since June 30, 1993, the Business has been conducted substantially in the ordinary course, and there has not been:

                  (a) except as set forth in Section 4.7(a) of the Disclosure Schedule, any event, occurrence, development, state of facts or change in the Business or any of the Purchased Assets which has had either alone or together with all such events, occurrences, developments, states of facts or changes, a Material

      Adverse Effect or a Material Adverse Truckstop Effect, including, however, only those events, occurrences, facts or changes specific to the Business, and excluding all events, occurrences, or changes affecting the truckstop industry generally or industries generally, including, without limitation, changes in tax laws or regulatory regimes, the truckstop business climate or the general business climate.

                  (b) except as set forth in Section 4.7(b) of the Disclosure Schedule, any material transaction or commitment made, or any Contract entered into, by BP, TA or TAFSI, as the case may be, relating to the Business or any of the Purchased Assets (including the acquisition or disposition of any material asset of the Business), or any material waiver, amendment, termina tion or cancellation of any Contract or Permit by BP, TA or TAFSI, or any material relinquishment of any rights thereunder by BP, TA or TAFSI, or of any other material right or debt owed to BP, TA or TAFSI relating to the Business or any Purchased Asset, other than (i) in the ordinary course of business or (ii) as expressly permitted by this Agreement;

                  (c) except as set forth in Schedule 4.7(c) of the Disclosure Schedule, any material change (i) in the compensation or benefits (other than for pay or benefit changes in the ordinary course) of any employee with an annual base pay in excess of $75,000 or (ii) the termination or re-assignment of any employee with an annual base pay in excess of $75,000;

                  (d) any change by BP, TA or TAFSI in the accounting principles or methods or practices applied to the Business or in the manner it keeps the books and records of the Business;

                  (e) any labor dispute (other than routine individual grievances), lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees or any activity or proceeding by a labor union or representative thereof to organize any employees of BP, TA or TAFSI involved in the Business;

                  (f) any payment, discharge or satisfaction of any material Liabilities, (or to the best of Sellers' knowledge, any Liability) of BP, TA or TAFSI related to the Business, other than payments, dis charges or satisfactions in the ordinary course of business; or

                  (g) any material waiver by Sellers or material amendment or any termination or cancellation of any Contract which is required to be disclosed in Section 4.13(c) of the Disclosure Schedule or any material relinquishment, amendment or modification of any rights thereunder.

            4.8 NO BROKERAGE FEES. No broker or finder, other than The First Boston Corporation, has acted for any Seller or any Affiliates of any Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder, other than The First Boston Corporation, is entitled to any brokerage or finders' fees in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of BP or any of BP's Affiliates.

            4.9   PROPERTIES; LEASES; TANGIBLE ASSETS.

                  (a) Each of BP, TA and TAFSI owns and has good and marketable title to or, in the case of leased properties, a good leasehold interest in, all of its assets and properties, including all such assets reflected in the balance sheet as of December 31, 1992 or acquired thereafter, except those assets disposed of in the ordinary course of business after such date. BP, TA or TAFSI, as the case may be, as of the Closing shall hold title to each such property and assets free and clear of all Liens, adverse claims, easements, rights of way, servitudes, encumbrance and other survey defects or any other rights of others or other adverse interests or title, including leases, chattel mortgages, conditional sales contracts, rights of first refusal, options to purchase, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except for (i) Permitted Liens,
(ii) Encumbrances set forth on Section 4.9(a) of the Disclosure Schedule, (iii) with respect to each parcel of Real Property or each material item of Personal Property, Encumbrances that, individually or in the aggregate, do not and will not (A) materially interfere with the use, occupancy or operation of such item of Personal Property or parcel of Real Property as currently used, occupied and operated, (B) materially reduce the fair market value of such parcel of Real Property below the fair market value such parcel of Real Property would have had but for such Encumbrances (it being understood that the fair market value of such parcel of Real Property as used in this clause (B) means the fair market value of such parcel of Real Property as a truckstop as it is currently operated) or (C) result in any material increase over the current cost of operating, occupying or owning (or leasing) such parcel of Real Property, (iv) mechanics liens and other monetary liens






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                                                                              25





of an ascertainable amount which First American Title Insurance Company, or such other title insurance company Buyer deems acceptable, will insure against as of the Closing and (v) finance or mortgage liens created solely by any lessor of any of the Leased Real Property (as hereinafter defined), provided that the applicable Leases are not in violation thereof (or that Sellers obtain written waivers to such violations) and that the holder of any such lien cannot disturb the rights of the tenant under any Lease set forth in Section 4.9(a)-1 of the Disclosure Schedule if such lien is foreclosed on, and finance or mortgage liens created solely by any "CAT scale" sublessee of any of the Leased Real Property or by any "CAT scale" lessee of any of the Owned Real Property (as hereinafter defined), provided that Sellers shall cooperate with Buyer and Buyer's lenders to cause the holders of such liens to enter into agreements with Buyer and Buyer's lenders satisfactory to Buyer's lenders. The Encumbrances described by clauses (i), (ii), (iii), (iv) and (v) of the foregoing sentence are collectively referred to herein as the "Permitted Encum brances." Each parcel of Real Property as currently used, occupied and operated does not breach in any material respect any applicable zoning or building restrictions.

                  (b) Except as disclosed in Section 4.9(b) of the Disclosure Schedule, and except for (i) Purchased Assets which did not have an original acquisition cost in excess of $10,000 and (ii) any exceptions to the following which will not have, or are not reasonably likely to have, a Material Adverse Effect or Material Adverse Truckstop Effect, all tangible properties and assets included in the Purchased Assets are in operating condition and repair and are adequate for the uses to which they are put, and no such properties or assets necessary for the conduct of the Business in substantially the same manner as such business has heretofore been conducted are in need of material replacement, maintenance or repair, normal wear and tear excepted.

                  (c) Section 4.9(c) of the Disclosure Schedule sets forth a true and complete list of all Purchased Assets that either (a) constitute real property owned by BP, TA or TAFSI, as the case may be, and are used in the Business or (b) constitute real property leased by BP, TA or TAFSI, as the case may be, pursuant to leases in connection with so-called "industrial revenue bond" or "industrial development bond" financings, and are utilized in the Business (such property, together with all recorded easements and licenses benefiting such property, collec tively referred to hereinafter as the "Owned Real Property"), such list setting forth the location of each parcel of Owned Real Property, the record owner thereof, the






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                                                                              26





approximate acreage and a brief description of the nature of the activities of BP, TA or TAFSI, as the case may be, on such Owned Real Property. The Owned Real Property described by clause (b) of the immediately preceding sentence shall be deemed, for purposes of all provisions herein, to be assets owned by BP, TA or TAFSI, as the case may be.

                  (d) Section 4.9(d)(i) of the Disclosure Schedule sets forth (by date and the parties thereto) all personal property leases with annual rental payments in excess of $10,000 and all real property leases relating to real property used by BP, TA or TAFSI as lessee (such property, collectively referred to hereinafter as the "Leased Real Property"; the Leased Real Property and Owned Real Property being collectively referred to as the "Real Property") or to which BP, TA or TAFSI is a party or by which BP, TA or TAFSI is bound as lessor (including all cases in which BP, TA or TAFSI is both the lessor or lessee of such personal property or real property), excluding Vendor Outleases, which were entered into in connection with the Business (the "Leases"), and indicating where appropriate those leases which have been recorded for tax, protection of title or interest, or other purposes. Except as disclosed in
Section 4.9(d)(ii) of the Disclosure Schedule, all Leases to which BP, TA or TAFSI, as the case may be, is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

                  (e) Except as set forth in Section 4.9(e) of the Disclosure Schedule, with respect to any Real Property, there exists no applicable restrictive covenant, zoning ordinance, building code, use or occupancy restriction, land use restriction, fire, subdivision, health or other law applicable to real property, or any violation of any such ordinance, code, restriction or law, or any condemnation action or proceeding of any Governmental Authority, that prohibits the current use of such Real Property in the Business, other than for items which can and will be corrected prior to the Closing by notice to or filing with a governmental or private party. The Real Property is conveyed to Buyer subject to the following: (i) real estate taxes and assessments, both general and special, not then due and payable; (ii) building and zoning ordinances, laws, regulations and restrictions by municipal or other governmental authorities, but only to the extent not in violation of any representation or warranty contained herein; and (iii) Permitted Encumbrances.

                  (f) No condemnation proceeding is pending, or to Sellers' knowledge threatened, which would preclude or materially impair the use of any Real Property for the uses






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                                                                              27





for which it is currently being used or is anticipated by BP, TA or TAFSI to be used. Except as set forth in Section 4.9(f) of the Disclosure Schedule, to Seller's knowledge there is no existing or proposed plan to widen, modify or realign any street or highway contiguous to any of the Real Property which would materially impair the current use or value of any of the Real Property.

                  (g) Section 4.9(g) of the Disclosure Sched ule sets forth a true, complete and correct list of all computer hardware with a net book value in excess of $5,000 used primarily in the Business, other than Excluded Assets.

                  (h) Each parcel of Real Property which is a truckstop facility or a distribution center has direct access by ownership, easement or otherwise to a public street or highway and such access is adequate for the current use of such parcel in the Business. No Real Property is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

                  (i) Except as set forth in Section 4.9(i) of the Disclosure Schedule, there is no work being done at or materials being supplied to any parcel of Real Property as of the date hereof other than routine maintenance projects.

            4.10 SUFFICIENCY OF AND TITLE TO THE TRANSFERRED ASSETS. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired (directly or indirectly by the acquisition of the TAFSI Shares) free and clear of all Liens and Encumbrances (other than Permitted Encumbrances), all of the assets and properties used primarily in the Business and all of the tangible assets and properties located at any Company Truckstop or the Distri bution Center, including all Purchased Assets and exclusive of the Excluded Assets and assets transferred prior to Closing in the ordinary course of business or otherwise transferred as permitted hereunder. The Business is a going concern and the transfer of the Purchased Assets to the Buyer pursuant to this Agreement will enable the Buyer to operate the Business substantially as Sellers operated it immediately prior to the Closing except that: (i) except as otherwise specified in the Ancillary Agreements, Buyer shall replace all Central Staff Services previously provided by Sellers and its Affiliates in support of the Business; (ii) the absence of Required Contractual Consents or Required Permit Approvals may have effects; (iii) the Business shall not benefit from travel, insurance, and other discount purchase programs of the BP Group or other BP units; (iv) as a consequence of Buyer's election, if made by Buyer, not to hire all Employees; and (v) the difference in






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                                                                              28





financial strength, market position and reputation between BP and Buyer may have effects.

            4.11 AFFILIATES. The Business is conducted exclusively by BP, TA and TAFSI and not by any of their Affiliates and no assets or properties primarily used in the Business are owned or leased by any Affiliate of BP, TA or TAFSI, as the case may be, other than for assets associated with Central Staff Services or BP Group benefit plans.

            4.12   LITIGATION.

                  (a) Except as disclosed in Section 4.12(a) of the Disclosure Schedule and except for any of the following that have not had and are not likely to have a Material Adverse Effect or a Material Adverse Truckstop Effect:
(i) there are no Proceedings pending or, to Sellers' knowledge, threatened, against or affecting the Business or any of the Purchased Assets; (ii) there are no existing judgments affecting in any respect any of the Purchased Assets or the Business; or (iii) there are no existing orders or decrees of any Governmental Authority specifically applicable to any of the Purchased Assets or the Business.

                  (b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, there are no Proceedings pending or, to Sellers' knowledge, threatened, against BP, TA or TAFSI, the Business or the Purchased Assets which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent BP, TA or TAFSI from complying with the terms and provisions of this Agreement.

            4.13   CONTRACTS.

                  (a) Section 4.13(a) of the Disclosure Schedule, together with Sections 4.9, 4.16 and 4.18 of the Disclosure Schedule, sets forth an accurate and complete list of all of the following contracts, commitments and obligations (whether written or oral) (all of the foregoing, "Agreements") of any Seller which primarily relate to the Business or any of the Purchased Assets: (i) Agreements relating to the Business which by their terms obligate any Seller to make payments in any year in excess of $100,000 or to make aggregate payments in excess of $200,000; (ii) employment or consulting Agreements which obligate Seller to make payments in any year in excess of $20,000 or to make aggregate payments in excess of $50,000; (iii) collective bargaining Agreements or other Agreements with any labor union; (iv) any Agreement relating to the Business which was not entered into in the ordinary course; (v) all leases of Personal Property requiring payments in any year in excess






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                                                                              29





of $10,000 or aggregate payments in excess of $50,000; (vi) any Real Property Leases; (vii) all Agreements providing for the purchase of Outside Source Petroleum Products (other than Agreements providing for the purchase of heating oil involving less than $55,000); (viii) all Agreements (other than agreements relating solely to copyrights and copyright applications and registrations) relating to any Intellectual Property which is identified in Section 2.1(vii) of the Disclosure Schedule; (ix) any Agreement pursuant to which any Seller has guaranteed any obligations of any Franchisee; (x) any Agreement between any Seller and any Franchisee; and (xi) any Agreements pursuant to which a motel or hotel or fast food franchise or any other business is in operation on any of the Real Properties, other than Vendor Outleases. (The Agreements set forth in
Section 4.13(a) of the Disclosure Schedule referred to as the "Scheduled Contracts").

                  (b) Except as disclosed in Section 4.13(b)(i) of the Disclosure Schedule, there exists no breach or default under any of the Contracts (including the Scheduled Contracts), except breaches or defaults which do not and will not have a Material Adverse Effect or Material Adverse Truckstop Effect. Except as disclosed in Schedule 4.13(b)(ii) of the Disclosure Schedule, to Sellers' knowledge, there exists no breach or default under any of the Contracts (including the Scheduled Contracts). Except as disclosed in Section 4.13(b)(iii) of the Disclosure Schedule, all Contracts (including the Scheduled Contracts) may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof, except for any default, penalty, or modification which will not have a Material Adverse Effect or a Material Adverse Truckstop Effect. Except as disclosed in Section 4.13(b)(iv) of the Disclosure Schedule, to the best of Sellers' knowledge, all of the Contracts (including the Scheduled Contracts) may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

            4.14   PERMITS.

                  (a) Section 4.14(a)(i) of the Disclosure Schedule sets forth a list of all Permits, the absence or loss of which would have a Material Adverse Effect or a Material Adverse Truckstop Effect (the "Material Permits"), including, without limitation, (i) all such material permits and approvals relating to the transportation, storage or sale of any petroleum product or the discharge of by-products or waste material into a public waste discharge system and (ii) all material registrations, approvals and exemptions required under any state or federal franchise, business opportunity or similar law and (iii) all






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                                                                              30





certificates of occupancy and completion in connection with any Real Property. To the best of Sellers' knowledge, Section 4.14(a)(ii) of the Disclosure Schedule sets forth a list of all Permits.

                  (b) Section 4.14(b)(i) of the Disclosure Schedule lists each material governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Material Required Permit Approval") required under Applicable Law to be obtained by BP, TA, TAFSI or Buyer by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any Material Permit. To the best of Sellers' knowledge, Section 4.14(b)(ii) lists each Required Permit Approval. Except as set forth in Section 4.14(b)(iii) of the Disclosure Schedule, each Material Permit is valid and in full force and effect in all material respects and, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, are, or will be, transferable by BP and TA, and none of the Permits will, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, be terminated or become terminable or impaired in any respect as a result of the transactions contemplated hereby. To the best of Sellers' knowledge, except as set forth in Section 4.14(b)(iv) of the Disclosure Schedule, each Permit is valid and in full force and effect in all material respects and, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, are, or will be, transferable by BP and TA, and none of the Permits will, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, be terminated or become terminable or impaired in any respect as a result of the transactions contemplated hereby.

                  4.15 COMPLIANCE WITH LAWS. Except as set forth in Section 4.15 of the Disclosure Schedule, the ownership and operation of the Business and the ownership, use and condition of the Purchased Assets by Seller do not violate or infringe any Applicable Law, or any order, writ, injunction or decree of any Governmental Authority in any material respect. Neither BP, TA nor TAFSI has received in the last six months, any written notification from any Governmental Authority having jurisdiction over the Business or the Purchased Assets affecting or purporting to restrict the operation of the Business or the use of the Purchased Assets in any material respect or alleging any material violation of Applicable Law relating to the foregoing.

                  4.16 EMPLOYMENT AND SIMILAR AGREEMENTS: OBLIGATIONS UPON CHANGE IN CONTROL. Except as set forth in






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                                                                              31





Section 4.16 or 4.18 of the Disclosure Schedule, there is no employment, consulting, severance pay, continuation pay, termination pay, indemnification agreement or other agreement (whether or not subject to ERISA) with any Seller (or any Affiliate or any ERISA Affiliate of any Seller) and any Employee of the Business (hereinafter referred to collectively as the "Employment Agreements") and, except as set forth in Section 4.16 of the Disclosure Schedule, no such scheduled agreement provides for an increase in any such Employee's compensation, benefits and rights provided on the date hereof if any such Employee were to accept or refuse an employment offer from Buyer. Sellers have, or will have by the Closing Date, provided Buyer copies of all such agreements which are to Seller's knowledge, correct and complete.

                  4.17 LABOR AND EMPLOYMENT MATTERS. Except as set forth in
Section 4.16, 4.17 and/or 4.18 of the Disclosure Schedule with respect to the
Business: (a) Sellers have not, and to Sellers' knowledge no Affiliate or ERISA Affiliate of any Seller has, engaged in any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage pending or, to any Seller's knowledge, threatened against any Seller or Affiliate or ERISA Affiliate of any Seller or directly affecting the Business; (c) no union representation question or, to any Sellers' knowledge, union or other organizational activity that would be subject to the National Labor Relations Act exists respecting any employee;
(d) no collective bargaining agreement exists which is binding on any Seller or Affiliate or ERISA Affiliate of any Seller; (e) none of the Sellers or Affiliate or ERISA Affiliate of any Seller has experienced any material work stoppage or other material labor difficulties; (f) none of the Sellers or Affiliate or ERISA Affiliate of any Seller are delinquent in any material respect in payments to any of their employees; (g) none of the Sellers or Affiliate or any ERISA Affiliate of any Seller has received any notice of any labor, employment or civil rights dispute or grievance or any other unfair labor practice proceeding with respect to claims of, or obligations to, any of the employees of the Business; and (h) to the best of Sellers' knowledge, there are no threatened material labor, employment or civil rights dispute or grievance, or any other unfair labor proceeding with respect to claims of, obligations to, any of the employees of the Business.

            4.18  EMPLOYEE BENEFIT PLANS.

                  (a) Section 4.18(a) of the Disclosure Schedule lists each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which
(i) is subject to






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                                                                              32





any provision of ERISA, and (ii) currently covers any Employee of the Business (hereinafter referred to collectively as the "ERISA Plans"). With respect to each ERISA Plan, Sellers have, or will have by the Closing Date, furnished to Buyer the most recent summary plan description of such plan.

                  (b) Section 4.18(b) of the Disclosure Schedule lists each material written plan or arrangement providing for health, medical, life or other welfare benefit coverage (including insured, self-insured or other arrangement), disability benefits, severance pay, termination pay, supplemental unemployment benefits, vacation benefits, retirement benefits or providing for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits and any other employee benefit plan, program, agreement, policy or arrangement which (i) is not disclosed pursuant to
Section 4.18(a) above, (ii) is or has been entered into, maintained, administered or contributed to, as the case may be, by any Seller or Affiliate or ERISA Affiliate of any Seller, and (iii) currently covers any Employee of the Business. Such plans and arrangements described above are hereinafter referred to as the "Benefit Arrangements." Sellers have, or will have by the Closing Date, furnished Buyer a copy and/or description of each Benefit Arrangement.

                  (c) No ERISA Plan or Benefit Arrangement is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

                  (d) Section 4.18(d) of the Disclosure Schedule sets forth a list of each state in which any Employee is covered by any workers' compensation law.

                  (e) Neither any Seller nor any Affiliate or ERISA Affiliate of any Seller has incurred any liability or obligation under the WARN Act with respect to the Business. Section 4.18(e) of the Disclosure Schedule lists separately for each Company Truckstop, and each other site of employ ment (or each facility or operating unit within each site of employment) at which there is employed an Employee involved in the Business: (i) a list of active employees on July 31, 1993; and (ii) by means of the monthly report specified in Section 6.1(b)(v), to the best of Seller's knowledge, a list of employees whose employment has terminated since July 31, 1993 at each such location and the date of each such termination.







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                                                                              33





            4.19 INTELLECTUAL PROPERTY. There is listed in Section 4.19(i) of the Disclosure Schedule (i) an identification of each copyright, copyright registration, copyright application, patent, patent registration, patent application, written invention disclosure, trademark, trademark registration, trademark application, trade name, mark, service mark, publication, logo and other commercial symbol (together with any and all federal or state registration numbers, offices of registration and dates of such registration) held or employed by BP, TA or TAFSI primarily in the Business other than any of the foregoing relating primarily to the formulation or blending of the gasoline, petroleum distillates or other petroleum products sold by the Business ("Intellectual Property") and (ii) a true and complete list of all licenses or similar agreement or arrangements to which BP, TA or TAFSI is a party either as licensee or licensor for each such item of Intellectual Property. Notwithstanding the foregoing, Sellers need not list in Section 4.19(i) of the Disclosure Schedule any generally available commercial software, copyrights or publicly available publications. Except as indicated in Section 4.19(ii) of the Disclosure Schedule:

                  (a) During the period the Business has been owned by the BP Group, there have not been any Proceedings to which either Sellers or TAFSI is or has been a party concerning the infringement or misappro priation of any intellectual property rights of any third person or any Proceedings otherwise concerning BP's, TA's or TAFSI's ownership interest in any of such items of Intellectual Property, nor is any such Pro ceeding threatened in writing;

                  (b) BP, TA or TAFSI, as applicable, has the right and authority to use said items of Intellectual Property in connection with the Business in the manner presently conducted and, subject to obtaining the Required Consents, to convey such right and authority to Buyer, and such use does not conflict with, infringe upon or violate any intellectual property rights, including any patent, copyright, trademark or trade name, of any other Person:

                        (i) in any respect which will or is reasonably likely to
                  have a Material Adverse Effect or a Material Adverse Truckstop Effect; or

                      (ii) to the best of Seller's knowledge, in any respect;
                  and

                  (c) there are no outstanding, or to Sellers' knowledge any threatened in writing, disputes or disagreements with respect to any licenses or similar agreements or arrangements described in Section 4.19 of the Disclosure Schedule; and

                  (d) pursuant to this Agreement, concurrently with the Closing and subject to obtaining the Required Consents, Buyer will be vested with all rights, title and interest and authority previously held by Sellers to use all of the Intellectual Property.

            4.20 CUSTOMERS. Except as set forth in Sec tion 4.20 of the Disclosure Schedule, during the calendar year ended December 31, 1992, not more than five percent (5%) of the total revenues of the Business was attributable to any single customer.

            4.21  FRANCHISEE RELATIONSHIPS.

                  (a) Section 4.21(a) of the Disclosure Schedule sets forth a copy of a current generic Uniform Franchise Offering Circular for the Business. Variations required by or for specific states are not included in the generic circular.

                  (b) Since December 31, 1992, neither of any Sellers nor TAFSI has received any oral or written communi cations from any Governmental Authority in any jurisdiction in which the Sellers have not filed a franchise offering circular concerning the applicability of any franchising laws to the Business.
Section 4.21(b) of the Disclosure Schedule identifies each state in which any Seller has filed a franchise offering circular relating to the Business.

            4.22  TAFSI.

                  (a) TAFSI does not directly or indirectly own any interest in any other Person.

                  (b) TAFSI is authorized to issue 1,000 shares of common stock, par value $1 per share, of which 100 shares are issued and outstanding. All of the TAFSI Shares are owned by TA and are duly authorized, validly issued, fully paid and non-assessable. No other class of capital stock or other ownership interests of TAFSI is authorized or outstanding.

                  (c) There is no outstanding right, subscription, warrant, call, unsatisfied pre-emptive right, option or other agreement of any kind to purchase or otherwise to receive any of the outstanding, authorized but






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                                                                              35





unissued, unauthorized or treasury shares of the capital stock or any other security of TAFSI and there is no outstanding security of any kind convertible into any such capital stock.

                  (d) TA owns beneficially and of record, free and clear of any Lien, the TAFSI Shares, and TA will convey to the Buyer good and valid title thereto, free and clear of any Lien.

                  (e) All returns, reports and other forms related to Taxes required to be filed on or before the Closing Date with respect to the Business, activities or assets of TAFSI have been duly filed or will be duly filed on or before the Closing Date, in accordance with all Applicable Laws (after taking into account extensions duly obtained) and all Taxes shown to be due on such returns, reports and forms have been paid, provided for in reserves, or properly protested. Except as set forth on Section 4.22 of the Disclosure Schedule, no audit of any such return, report or form is pending or, to the knowledge of TAFSI or the Seller, threatened. Section 4.22 of the Disclosure Schedule sets forth the status of any audit that is pending, including the amounts of any deficiencies and additions to Tax indicated on any notices, proposed deficiency or statutory notices of deficiency that may have been issued in connection therewith and, except as set forth on Section 4.22 of the Disclosure Schedule, all of such deficiency or additions to Tax have been paid.

            4.23 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THEMSELVES, THE PURCHASED ASSETS, THE INVENTORY OR OTHERWISE. SELLERS HEREBY DISCLAIM ANY IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS SECTION 4.23 OR ELSEWHERE IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS SHALL LIMIT OR IMPAIR IN ANY MANNER WHATSOEVER ANY OF SELLERS' REPRESENTATIONS AND WARRANTIES MADE ELSEWHERE IN THIS AGREEMENT, EACH OF WHICH THE BUYER IS ENTITLED TO RELY UPON. SELLERS' OFFERING MEMORANDUM AND ALL INFORMATION CONTAINED THEREIN ARE SUPERSEDED BY THIS AGREE MENT.








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                                                                              36





                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Sellers that:

            5.1 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

            5.2 CORPORATE AUTHORIZATION. Buyer has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed by Buyer in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary corporate action, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer.

            5.3   GOVERNMENTAL AUTHORIZATION.

                  (a) The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any governmental body, agency, official or authority other than:

                        (i)   compliance with any applicable
            requirements of the HSR Act; and

                        (ii) compliance with any applicable requirements of the
            bulk sales, bulk transfer or similar laws of the states in which the Purchased Assets are located;

                        (iii) the approvals necessary to transfer the Permits
            from the Sellers to the Buyer; and

                        (iv) compliance with state franchise
            registration/disclosure laws.

                  (b) To Buyer's knowledge, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay any of the authorizations referred to in Section 4.4 or this Section 5.3.

            5.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not and will






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                                                                              37





not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer, except in the case of clauses (ii) and (iii) for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer.

            5.5 NO BROKERAGE FEES. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finders' fees in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

            5.6 LITIGATION. There are no material Proceed ings pending or, to Buyer's knowledge, threatened, against Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.


                                   ARTICLE VI

          CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

            6.1 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, BP, TA and TAFSI shall conduct the Business in the ordinary course and consistent with past practice and shall use their reasonable best efforts to preserve intact the Purchased Assets and the Business' organization and relationships and goodwill with third parties and use its reasonable efforts to keep available the services of the present officers, employees and agents of the Sellers employed primarily in the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:







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                                                                              38





                  (a) without Buyer's prior written consent, which shall not be unreasonably withheld or delayed, neither BP, TA or TAFSI or will agree to:

                        (i) other than in the ordinary course of the Business,
            purchase or otherwise acquire assets for a consideration of more than $25,000 from any Person;

                      (ii) sell, assign, lease, license, transfer or otherwise
            dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Real Property or amend or terminate any lease thereof, other than Vendor Outleases;

                     (iii) sell, assign, lease, license, transfer or otherwise
            dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Purchased Assets (other than Real Property) or assets that would constitute Purchased Assets (other than Real Property) except (x) pursuant to existing obligations of BP, TA or TAFSI, as the case may be and as set forth in Section 6.1(a)(iii) of the Disclosure Schedule or (y) Inventory or Purchased Assets with a fair market value not in excess of $100,000 in any one or series of related transactions and in each case in the ordinary course of business;

                      (iv) other than in the ordinary course of the Business,
            amend or modify in any material respect or terminate or renew any Scheduled Contract or any other Contract entered into by BP, TA or TAFSI after the date hereof which, if in existence on the date hereof, would be required to be set forth in Section 4.13 of the Disclosure Schedule as a Scheduled Contract (each, a "Subsequent Material Contract");

                        (v) other than in the ordinary course of the Business,
            waive, cancel or take any other action materially impairing any of their rights relating to the Purchased Assets (but only with respect to Purchased Assets with a fair market value not in excess of $100,000);

                      (vi) commit to make capital expenditures in excess of an
            aggregate of $100,000 for all such capital expenditures relating to the Business or the Purchased Assets, other than capital expenditures set forth on Section 6.1(a)(vi) of






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                                                                              39





            the Disclosure Schedule and capital expenditures required under any Scheduled Contract;

                     (vii) other than in the ordinary course of the Business,
            enter into or commit or propose to enter into any Subsequent Material Contract, other than the entering into of a Subsequent Material Contract as provided in Section 6.1(a)(vii) of the Disclosure Schedule;

                    (viii) take any action that would consti tute, or fail to
            take any action that would prevent, a material breach of or a material default under any Purchased Contract or Subsequent Material Contract or a violation of the terms of any material Permit;

                      (ix) other than in the ordinary course of the Business:
            (1) no Seller shall increase the wages or salary of any such Employee; (2) no Seller shall amend any Employment Agreement, adopt any new benefit plan or arrangement applicable to any such Employee; and (3) there has been no (a) material change in the compensation, benefits, title or responsibilities of any such Employee or (b) termination or re-assignment of any such Employee; provided, however, that nothing in this Section 6.1(a)(ix) shall preclude Sellers or any of their Affiliates from terminating, creating or modifying any ERISA Plans or Benefit Arrangements which include employees of other divisions of Sellers or their Affiliates; or

                        (x) make any change in the accounting methods for any
            Purchased Contract or other Purchased Asset or in the manner of keeping the books and records of the Business or financial statements relating to the operation of the Business.

                  (b)   Sellers will:

                        (i) (1) use their reasonable best efforts to maintain
            the Purchased Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted, and (2) upon any damage, destruction or loss to any material portion of the Purchased Assets, apply any and all insurance proceeds received with respect thereto to the repair, replacement and restoration thereof in accordance with the historic practices of the Business to the condition of the Assets before such event;

                      (ii) use their reasonable best efforts (which shall not
            require paying consideration) to obtain, prior to the Closing Date, all Required Consents;

                     (iii) take all actions reasonably necessary to be in compliance with, and to maintain the effectiveness of, all Permits;

                      (iv) notify Buyer in writing of any action, event,
            condition or circumstance, or group of actions, events, conditions or circumstances, relating to BP, TA, TAFSI or the Business, of which BP, TA or TAFSI gains knowledge and that results in, a Material Adverse Effect or a Material Adverse Truckstop Effect, or of the commencement of any Proceedings seeking to enjoin or rescind the transactions contemplated hereby, such notification to be provided to Buyer by BP, TA or TAFSI, as the case may be, promptly after gaining knowledge of any such action, event, condition or circumstance, or group thereof;

                        (v) provide Buyer with a written report (i) by August
            31, 1993, (ii) subsequently by the end of each calendar month and
            (iii) as soon as possible prior to the Closing, describing: (x) any proceeding involving more than $50,000, but excluding in any event garnishments, workers compensation and unemployment compensation or similar proceedings, by or against BP, TA or TAFSI, as the case may be, relating to the Business or any of the Purchased Assets, or of BP, TA or TAFSI receiving any written threat, claim, proceeding, notice of violation, demand letter, subpoena, that is likely to result in such a Proceeding, and (y) any breach by BP or TA of any representation or warranty, or any covenant or agreement, contained in this Agreement of which Sellers have obtained knowledge;

                      (vi) pay accounts payable and pursue collection of its
            accounts receivable relating to the Business or the Purchased Assets in the ordinary course of business; and

                     (vii) comply with all provisions and requirements of the WARN Act applicable to the






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                                                                              41





            consummation of the transactions contemplated herein.

            6.2 TAFSI. (a) TA shall, at the time and in the manner requested by Buyer, join with Buyer in making a Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, election with respect to the purchase and sale of the TAFSI Shares and, in connection therewith (i) shall cause a Department of the Treasury Form 8023 that has been completed in accordance with Treasury Regulation Section 1.338(h)(10)-IT to be executed on the Closing Date on behalf of the affiliated group of corporations, for federal income tax purposes, of which the TAFSI is a member on the Closing Date and (ii) take such other action as Buyer shall reasonably request including, without limitation, providing Buyer with any requested information, and making available and causing appropriate persons to take any action on behalf of TA, required for the making of a Section 338(h)(10) election in accordance with Treasury Regulation Section 1.338(h)(10)-IT and Department of the Treasury Form 8023.

                  (b) Subject to the provisions of Section 10.12(b), Sellers shall be liable for, and shall hold Buyer and TAFSI harmless against, any and all Taxes due and payable by TAFSI for any taxable year or tax period ending on or before the Closing Date. Taxes that Sellers shall be liable for and shall hold Buyer and TAFSI harmless from and against under the preceding sentence shall include, without limitation, any liability for Taxes that arises because TAFSI ceases on the Closing Date to be a member of a group filing consolidated returns of which it had been a member or any and all Taxes due or payable by TAFSI or by the Buyer resulting from or arising out of the transactions contemplated by this Agreement.

            6.3 CONFIDENTIALITY. Until the Closing, Buyer shall be subject to the terms and conditions of the Confidentiality Agreement, as if an original party thereto. The Confidentiality Agreement shall terminate upon the occurrence of the Closing as to the Purchased Assets, but shall survive the Closing with respect to Excluded Assets or Excluded Liabilities.

            6.4 ACCESS TO RECORDS AND FILES. BP shall have the right for a period of seven (7) years, unless during that period BP notifies Buyer of an audit by the federal, state or local revenue authorities to which any Purchased Records pertain, in which case access to such Purchased Records will be permitted until such time as Buyer is notified of the conclusion of the audit proceeding, fol lowing the Closing Date to have reasonable access, during normal business hours and upon reasonable prior notice, to






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                                                                              42





such books, records and accounts, correspondence, and employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement and which the Buyer has retained possession of for the limited purposes of concluding BP's involvement in the Business prior to the Closing Date or otherwise with respect to the Excluded Assets or Excluded Liabilities; PROVIDED, HOWEVER, that nothing set forth herein shall obligate Buyer to provide Sellers or any of their attorneys, agents, employees, accountants or other representatives with access to any information that is protected by the attorney-client privilege or any similar privilege. Nothing contained herein shall impose any obligation upon Buyer to retain any such books and records. All information obtained by BP and its authorized representatives pursuant to this
Section 6.4 shall be kept confidential by BP and shall not be used by it for any purpose other than concluding its involvement in the Business prior to the Closing Date or otherwise managing Excluded Assets or Excluded Liabilities.

            6.5 PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to the Closing they will not make any dis closures to any Person (other than Franchisees) regarding the existence or contents of this Agreement or negotiations relating to the transactions contemplated herein or cause to be publicized in any manner whatsoever by releases or otherwise any aspect or proposed aspect of the transactions contemplated herein without prior written notice to and approval of, which shall not be unreasonably withheld, the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or necessary in order to obtain Required Consents and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective Affiliates agents, accountants, attorneys and prospective financing sources (including any Fran chisees) with respect to the contents of this Agreement and the transactions contemplated herein.

            6.6 NO SHOPPING. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each of BP, TA and TAFSI shall not, and shall cause each of their Affiliates not to, through any officer, director, employee or agent or otherwise, solicit, initiate, participate in any negotiation or discussion or enter into any agreement in respect of, or cooperate with, by furnishing any non-public information concerning, affording access to, the Business or otherwise, any Acquisition Proposal (as hereinafter defined) pertaining to the Business. The term "Acquisition Proposal" means any proposal (other than a proposal by Buyer) for the acquisi-tion of all or any portion of the assets comprising the Business or for a merger, consolidation or other business combination pursuant to which any other person would acquire the Business or any substantial interest therein or any material portion of the Purchased Assets (or portion thereof).

            6.7 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all rea sonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transac tions contemplated by this Agreement. BP, TA, TAFSI and Buyer agree to execute and to deliver such other documents, certificates, agreements and other writings, including instruments of transfer with respect to the Purchased Assets, and to take such other actions as may be necessary or desirable in order to consummate or implement expedi tiously the transactions contemplated by this Agreement, provided that BP, TA nor TAFSI is obligated to pay consideration to obtain any consents, nor to assume or guaranty any Liabilities.

            6.8 COOPERATION IN LITIGATION. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relat ing to or arising out of the conduct of the Business or the Purchased Assets prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). Such cooperation shall include making relevant employees available for interviews, deposition or trial testimony without subpoena.

            6.9 CERTAIN FILINGS. Sellers and Buyer shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority or with respect to any Required Permit Approval is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agree ment; PROVIDED, HOWEVER, that BP, TA, TAFSI and Buyer retain the right to make any filings required by Applicable Law. Subject to the terms and conditions of this Agreement, BP, TA, TAFSI and Buyer shall seek to timely obtain any such actions, consents, approvals or waivers and shall furnish all information required in connection therewith. Without limiting the foregoing, (i) BP, TA, TAFSI and Buyer shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, as may be required or authorized under the HSR






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                                                                              44





Act and (ii) BP, TA, and TAFSI will comply with all provi sions and requirements of the WARN Act applicable to the consummation of the transactions contemplated herein, including any such provisions and requirements applicable to any termination of the employment of any of Sellers' employees. None of the provisions in this Section 6.9 abrogate or limit in any way any of the representations, warranties and covenants made by BP, TA or TAFSI in any of the other provisions in this Agreement.

            6.10  ADMINISTRATION OF ACCOUNTS.

                  (a) All accounts receivable paid in the ordinary course by any third party in the name of or to Buyer in connection with the operation of the Business on or prior to the Closing Date shall be held by Buyer in trust for the benefit of BP and, promptly upon receipt by Buyer of any such payment, Buyer shall forward to BP such monies, checks, instruments or other payments without right of set off. BP, TA and TAFSI hereby authorize Buyer to open any and all mail addressed to TA or TAFSI (if delivered to Buyer) if received on or after the Closing Date.

                  (b) All accounts receivable paid in the ordinary course by any third party in the name of or to BP in connection with the operation of the Business after the Closing Date shall be held by BP in trust for the benefit of Buyer and, immediately upon receipt by BP of any such pay ment, BP shall forward to Buyer such monies, checks, instru ments or other payments without right of set off. Buyer hereby authorizes BP to open any and all mail addressed to Buyer (if delivered to Sellers) if received on or after the Closing Date.

            6.11 TITLE INSURANCE; ENCUMBRANCES. If, at any time on or prior to the Closing Date, Buyer obtains title reports or surveys showing, or otherwise learns of, any Encumbrance on any parcel of Real Property that is not a Permitted Encumbrance, Sellers will, immediately upon receipt of notice from Buyer of such Encumbrance (or immediately upon Sellers' obtaining knowledge of such Encumbrance, whichever occurs first), use their reasonable best efforts to cause title to such Real Property to be cleared of such Encumbrance on or prior to the Closing Date; PROVIDED, HOWEVER, that if such Encumbrance relates to or is in connection with indebtedness of any Seller or any Affiliate of any Seller or any other Person, Seller will cause the indebtedness to be paid in full and the Encumbrance to be discharged, or cause First American Title Insurance Company, or such other title insurance company Buyer deems acceptable to insure against such Encumbrance, and/or take all actions necessary to remove such Encumbrance.

            If Sellers are unable to cure or remove any such Encumbrance, Sellers and Buyer shall attempt to reach a mutually acceptable solution during the next twenty (20) days and in the absence of such a solution Sellers shall notify Buyer in writing and Buyer shall have ten (10) days from receipt of such notice to either waive its objection to such Encumbrance or invoke the provisions of Section 6.19.

            Buyer agrees to use its reasonable best efforts to obtain any title reports and/or surveys as soon as practicable following execution of this Agreement. Buyer shall promptly deliver to Seller copies of any and all such title reports and/or surveys obtained by Buyer.

            6.12  EMPLOYEES AND BENEFITS.

                  (a) EMPLOYMENT. Buyer shall offer to employ, effective as of the Effective Time, substantially all of the full-time and regular part-time Employees of the Business who are general managers, division managers, distribution center employees, hourly employees, profit center managers or assistant profit center managers and at least 80% of the full-time and regular part-time corporate staff employees as listed on Section 6.12 (a) of the Disclosure Schedule on such terms and conditions with respect to compensation and benefits as Buyer may determine; PROVIDED, HOWEVER, that nothing in this Agreement shall be construed (i) to limit the right of Buyer, in its sole discretion, to terminate the employment of any such individual or individuals, for cause or otherwise, at any time after the Closing Date or (ii) to obligate Buyer to offer employment to any individual who is receiving long-term disability benefits as of the Closing Date or who in Buyer's sole judgment is reasonably likely to commence receiving such benefits, or who is on a leave of absence as of the Closing Date for any reason.

            (b)   SELLERS' PLANS.

                  (i) GENERAL. Effective as of the Closing Date, the Affected Employees shall cease to actively participate (including but not limited to cessation of benefit accruals) in the employee benefit plans, programs and policies of Sellers (the "Sellers' Benefit Plans"). Buyer shall assume no obligation or liability with respect to any of the Sellers' Benefit Plans, except that Buyer shall provide such information as any Seller may from time to time reasonably request in order to administer Sellers' Benefit Plans.






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                                                                              46





                (ii) PENSION PLAN. BP America Inc. presently maintains the BP America Retirement Accumulation Plan for the benefit of certain of the Employees of the Business and other employees of BP Group. Sellers shall cause said plan to fully vest the Affected Employees participating in said plan in their benefits accrued under such plan as of the Closing Date.

               (iii)  SAVINGS PLANS.

                        a) BP America Inc. presently maintains the BP America Capital Accumulation Plan for the benefit of certain of the Employees of the Business and other employees of BP Group. Sellers shall cause said plan to fully vest the Affected Employees participating in said plan in their account balances under said plan as of the Closing Date.

                        b) BP America Inc. presently maintains the BP America DirectSave Plan for the benefit of certain of the hourly Employees of the Business and other employees of Sellers. Sellers shall cause said plan to fully vest the Employees of the Business participating in said plan in their account balances under such plan as of the Closing Date.

                        c) BP America Inc. presently maintains the BP America Partnership Savings Plan for the benefit of certain of the Employees of the Business and other employees of Sellers. Sellers shall cause said plan to fully vest the Employees of the Business participating in said plan in their account balances under such plan as of the Closing Date.

            (c) BUYER PLANS. Buyer shall establish, effective as of the Closing Date, one or more group medical and dental insurance plan or plans for the Affected Employees (and their dependents), which plan or plans shall have such terms and conditions as Buyer, in its sole discre tion, shall determine. Buyer shall inform Sellers of the terms and conditions of each such plan as soon as possible after they have been determined. Affected Employees will generally receive credit for service with Sellers prior to the Closing Date for purposes of eligibility for participa tion under any medical and dental benefit plans, and levels of benefits under any vacation policy or plan, which Buyer may establish or contribute to by or on behalf of any Affected Employee (and his dependent and beneficiary, if applicable) in accordance with the terms and conditions of any such plan established or contributed to by Buyer; PROVIDED, HOWEVER, that nothing in this Agreement shall be construed to limit the ability of Buyer to modify, amend or terminate any benefits (including medical and dental bene fits) provided to any Affected Employee (or his dependent or beneficiary) at any time after the Closing Date for any reason or to obligate Buyer to pay any vacation benefits arising out of or relating to service with either Seller.

            (d) PREEXISTING CONDITIONS. The Sellers shall have the right on or prior to August 31, 1993 to amend this Agreement to include herein a representation to be made by Sellers as follows: "The number and severity of claims made by Employees of the Business under the Sellers' group medical plan during the twelve month period ending June 30, 1993 (the "Prior Year") did not, after appropriate adjustment for changes in the size of the workforce, materially increase from the number and severity of such claims in the twelve month period immediately preceding the Prior Year." In the event that Sellers elect to include such representation in this Agreement and such representation is not breached, Buyer's group medical plan shall include a waiver of preexisting conditions limitations for any Affected Employee for claims incurred after such employee's completion of twelve months of service with Buyer.

            (e) NO THIRD-PARTY RIGHTS. Nothing herein expressed or implied shall confer upon any employee (including any Employee or any Affected Employee), former employee, dependent, beneficiary or legal representative thereof, any right of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any right to employment or continued employment for any specified period.

            6.13  INVENTORY.

                  (a) INVENTORY SALE. Sellers shall sell to Buyer and Buyer shall purchase directly from Sellers all Inventory. The sale of Inventory at the Real Properties shall be effective as of the Effective Time. Any such items which are owned by third parties shall be excluded from Inventory.

                  (b) PRICE. Buyer shall pay to BP at the time and in the manner hereinafter set forth, by wire transfer of immediately available funds, a total amount for the Inventory at or in transit to the Real Properties purchased directly by Buyer in accordance with the values set forth in Section 6.13(b) of the Disclosure Schedule. If, for any reason, Buyer neglects to pay Sellers for any Inventory in transit, Buyer shall be responsible to either pay Sellers for such Inventory if Sellers have already paid the vendor, or, shall pay the vendor directly if the vendor has not yet been paid.





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                                                                              48





                  (c) INVENTORY AND CASH CALCULATION. The total amount payable for Inventory and cash on hand shall be determined as follows:

                        (i) ESTIMATED INVENTORY AND CASH AMOUNTS. Not earlier than five (5) days prior to the Closing Date, Sellers shall prepare and submit to Buyer a schedule setting forth Sellers' good faith estimate of the total amount payable for the Inventory at or in transit to each Real Property being conveyed to Buyer (the "Estimated Inventory Amount") and the cash on hand at the Real Properties, and Buyer shall pay the Estimated Inventory Amount and estimate of cash on hand to BP at Closing (collectively, the "Closing Payment").


                        (ii) TAKING OF INVENTORY. Not earlier than the day after the Closing Date, Sellers shall take or cause to be taken an inventory of all items of Inventory at or in transit to each Real Property being conveyed to Buyer (the "Closing Inventory") as follows:

                              (1) HYDROCARBON INVENTORY. The hydrocarbon
            Inventory shall be measured and valued in accordance with the procedures described in Section 6.13(c)(ii)(1) of the Disclosure Schedule.

                              (2) NON-HYDROCARBON INVENTORY. The non-hydrocarbon
            Inventory shall be measured and valued in accordance with the procedure described in Section 6.13(c)(ii)(2) of the Disclosure Schedule.

                        (iii) CONFIRMATION. Buyer and its representatives shall have the right to attend and observe the measurement of the Inventory. The Closing Inventory shall be confirmed by a representative of Buyer who attends and observes the physical measurement of Inventory.

                        (iv) CLOSING INVENTORY AND CASH AMOUNTS. Within thirty
      (30) days after the Closing Date, Sellers shall prepare or cause to be prepared a statement of the total amount payable for Inventory, (the "Closing Inventory Amount,")(and the Closing Inventory Amount, reduced by $60,000, is hereafter referred to as the "Adjusted Closing Inventory Amount")), and cash on hand at or in transit to the Real Properties on the Closing Date and BP shall send such statement to Buyer, together with appropriate supporting calculations and documentation. Calculation of the Adjusted Closing Inventory Amount shall include a reconciliation of the






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      inventory count taken after the Closing and the inventory existing at the
      Effective Time based on sales and purchase receipts between the Effective Time and the time of the inventory count. If the Adjusted Closing Inventory Amount and cash on hand amount is greater than the Closing Payment, then the difference shall be paid by Buyer to BP within ten (10) Business Days after Buyer's receipt of such statement. If the Adjusted Closing Inventory Amount and cash on hand amount is less than the Closing Payment, then the difference shall be paid by BP to Buyer within ten (10) Business Days after Sellers' sending of such statement. Any amounts unpaid within the time periods set forth above shall begin to accrue interest at the Reference Rate, which interest shall be added to and paid with such amounts.

                  (d) DISAGREEMENT NOTICE. If Buyer does not file a Disagreement Notice as provided in this Section 6.13(d) with BP, the statement reflecting the Closing Inventory Amount and cash on hand amount shall become final and binding.

                        (i) If Buyer disagrees with the said statement, it may, within ten (10) Business Days of receipt, deliver a notice to BP (the "Disagreement Notice"), setting forth its calculation of the Closing Inventory Amount and cash on hand and specifying, in reasonable detail, those items or amounts in the statement as to which Buyer disagrees and the reasons for such disagreement. Buyer shall be deemed to have agreed with all items and amounts contained in statement other than those specified in any such Disagreement Notice.

                        (ii) If a Disagreement Notice is delivered pursuant to this Section 6.13(d), the parties shall, during the ten (10) Business Days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Closing Inventory Amount, which shall not be more favorable to Sellers than reflected in the statement nor more favorable to Buyer than shown in the calculations delivered by Buyer in the Disagreement Notice. If the parties cannot agree within thirty (30) Business Days, this Agreement and the disputed items and amounts will be submitted to the New York office of independent nationally recognized accountants without material financial relationship to either Buyer or any Seller for determination of the Adjusted Closing Inventory Amount and amount of cash on hand. In making such calculation, said accountants shall consider only






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                                                                              50





      those accounting items or calculation of the amounts in the statement as to which Buyer has disagreed. The accountants shall not be called upon to render any determination on disputes which involve taking evidence from non-accounting experts or on matters on which an accounting firm would normally seek an opinion of legal counsel as part of its audit procedures. Unless the parties agree otherwise, the accountants shall not be called upon to determine questions of law. The accountants shall not create or establish any reserves for any reason and shall be limited to physically counting Inventory and cash, and reviewing the valuation of the Inventory in accordance with Section 6.13(c) and the calculations related thereto. The accountants shall deliver to BP and Buyer, as promptly as practicable, a written report setting forth their determination of the Adjusted Closing Inventory Amount. Such report shall be final, conclusive and binding upon the parties, and shall not be subject to appeal to any court or tribunal. Each party will bear its own expenses, except that the said accountants' fee will be shared equally by the parties.

                        (iii) Within five (5) Business Days of the determination of the Adjusted Closing Inventory Amount, the applicable party will make a payment in accordance with the provisions of Section 6.13(c)(iv).

            6.14  COOPERATION WITH RESPECT TO FINANCING.

                  (a) Sellers will cooperate with Buyer in connection with the obtaining of the financing referred to in Section 7.2(i) hereof and in the preparation of one or more offering memoranda for the private offering of debt or equity securities to be issued by Buyer (collectively, the "Offering Material") by furnishing to Buyer all information reasonably requested by Buyer relating to such financing or the preparation of the Offering Material.

                  (b) In connection with the preparation of the Offering Material, Sellers will assist in the prepara tion of all historical information requested by Buyer with respect to the Business or the Purchased Assets for inclusion in such Offering Material, provided such infor mation is available to Sellers without unreasonable expense, including, without limitation, (i) a description of the Business and properties thereof, and the legal proceedings with respect to, the Business or the Purchased Assets and (ii) financial information with respect to the Business or the Purchased Assets, including, without limitation, financial statements, selected financial data and supple mentary financial information, management's discussion and






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analysis of financial condition and results of operations and disagreements with accountants on accounting and financial disclosure, if any.

                  (c) Sellers shall not be required to provide any information
(i) that is protected by the attorney-client privilege or any similar privilege,
(ii) relating to employees whom the Buyer has decided not to hire, (iii) relating to income taxes of the BP Group, (iv) primarily related to the Excluded Assets or the Excluded Liabilities or (v) protected by confidentiality obligations of the Sellers to third parties, unless waived by such third parties.

                  (d) Sellers and their agents do not repre sent the accuracy or completeness of, and shall have no liability with respect to errors or omissions in, any information provided to Buyer or its agents pursuant to this Section 6.14, except to the extent caused by the intentional or reckless acts of a "control person" of Sellers (as "control person" is defined in the federal securities laws).

                  (e) Buyer shall keep Sellers fully apprised of all material developments relating to the Buyer's financing of the acquisition of the Business.

            6.15 RECENT FINANCIAL STATEMENTS. Prior to the Closing Date, BP agrees to timely prepare and deliver to Buyer financial statements comparable to those delivered pursuant to Section 4.5 hereof for any quarter or year which ends on a date subsequent to June 30, 1993.

            6.16 SCHEDULE UPDATES. Sellers shall, not less than three (3) days prior to the Closing Date, provide a notice showing the changes to the Disclosure Schedule (the "Update Notice") necessary to reflect facts or events occurring, or learned by Sellers, after the date of this Agreement. Sellers' representations and warranties in this Agreement shall be deemed amended by the contents of the Update Notice.

            6.17 ASSISTANCE WITH ACCOUNTS RECEIVABLE. Buyer will provide BP after the Closing Date with such assistance as BP may reasonably request in collecting accounts receivable of the Business retained by BP, including, without limitation: (i) giving BP access to records; (ii) assisting in the resolution of any warranty claims or contract disputes raised by account debtors; and (iii) allowing BP to bring suit in the name of TA (at BP's expense); PROVIDED, HOWEVER, that Buyer shall not be required to bring Proceedings against any such debtor.







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            6.18    FINANCING.  Buyer will use its reasonable best efforts to
obtain the necessary financing for the purchase of the Business.

            6.19 PROPERTIES. Without diminishing or impairing any rights of the parties contained elsewhere in this Agreement or in any other Agreement, document or certificate delivered pursuant hereto, in the event that one or more of the Company Truckstops (the "Non-Conveyable Properties") included in the Purchased Assets cannot be conveyed by Sellers to Buyer (whether as a result of a title defect, environmental matter, condemnation, destruction or otherwise), the Sellers and the Buyer shall enter into negotiations with respect to the conveyance of the Purchased Assets to the Buyer other than the Non-Conveyable Properties at a purchase price to be agreed upon by the Sellers and the Buyer.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            7.1 The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

                  (a) NO ACTION OR PROCEEDING. No Proceeding shall be pending or threatened before any Governmental Authority which presents a material risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material Damages or other relief in connection therewith.

                  (b) COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals and consents of Governmental Authorities which counsel for the parties may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with Applicable Law, including, without limitation, the permits, approvals and consents listed in Sections 4.4 and 5.3, but excluding any Required Permit Approvals.

            7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:







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                                                                              53





                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of BP and TA contained in this Agreement, the Environmental Agreement and the Ancillary Agreements, as supplemented pursuant to
      Section 6.16 shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date. There shall have been no material adverse change in the Sellers' representations and warranties by virtue of Sellers supplementing the Schedules pursuant to Section 6.16. Sellers shall have delivered to Buyer a certificate in the form of the attached Exhibit M to such effect signed on their behalf by the President or any Vice President of each of Seller to the foregoing effect and that delivered pursuant to such certificate is a true, correct and complete copy of all of the Scheduled Contracts.

                  (b) SELLERS' PERFORMANCE. Each of BP's or TA's obligations to be performed on or before the Closing Date pursuant to the terms of this Agreement or the Environmental Agreement shall have been duly performed in all material respects on or before the Closing Date. Each of BP and TA shall have delivered to Buyer a certificate to such effect in the form of the attached Exhibit N signed on their behalf by the President or any Vice President of each of BP and TA, as the case may be.

                  (c) ANCILLARY AGREEMENTS. Sellers shall have each executed each of the Ancillary Agreements to which they are parties and TAFSI shall have executed the TAFSI Assumption Agreement.

                  (d) OPINION OF BP'S COUNSEL. Buyer shall have been furnished at the Closing with an opinion of George J. Dunn or the associate general counsel or chief counsel of BP America Inc., dated the Closing Date, in the form of Exhibit K.

                  (e) ADDITIONAL CLOSING DOCUMENTS OF SELLER. Buyer shall have received at the Closing the following documents, dated the Closing Date:

                        (i) copies, certified by the Secretary or an Assistant
            Secretary of each of BP or TA, as the case may be, of resolutions of the Board of Directors of each of BP or TA or the Executive Committee thereof authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments






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            relating hereto and the consummation of the transactions
            contemplated hereby; and

                      (ii) special warranty deeds (or their equivalent in each
            applicable state) in proper statutory form for recording, duly executed and acknowledged by BP and TA covering the Owned Real Property to be conveyed to Buyer pursuant to this Agreement; and

                     (iii) such further instruments of sale, transfer,
            conveyance, assignment or delivery covering the Purchased Assets or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Purchased Assets to be transferred to Buyer under this Agreement, none of which shall expand any of Sellers' liabilities under this Agreement; and

                      (iv) the other documents to be delivered to Buyer pursuant to Section 3.1.

                  (f) REQUIRED PERMIT APPROVALS. All Required Permit Approvals identified in Section 7.2(f) of the Disclosure Schedule shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Purchased Assets, Buyer or any Franchisee, which Buyer in good faith reasonably determines would be materially burdensome upon the Business, the Purchased Assets, Buyer or any Franchisee or Buyer's conduct of business after the Closing. All such Required Permit Approvals shall be in effect, and no Proceeding shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Permit Approval.

                  (g) REQUIRED CONTRACTUAL CONSENTS. All Required Contractual Consents identified in Section 7.2(g) of the Disclosure Schedule shall have been obtained in written instruments reasonably satisfactory to Buyer.

                  (h) TITLE TO REAL PROPERTY. Title to the Real Property being transferred to Buyer hereunder shall have been cleared of any Encumbrances which are not Permitted Encumbrances.







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                  (i) FINANCING. All conditions precedent set forth in the
      documents relating to the funding of any debt and equity the proceeds of which Buyer shall use to effectuate the acquisition of the Purchased Assets shall have been fulfilled and the Persons committed to providing such funding shall be prepared to do so concurrently with the Closing.

                  (j) MATERIAL ADVERSE EFFECT. There shall not have occurred any event, occurrence, development or state of circumstances or facts or change in the Assets or the Business (including any damage, destruction or other casualty loss) affecting the Business or any Asset which has had or which may reasonably be expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

            7.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated hereby shall be, at the option of BP, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date. Buyer shall have delivered to BP a certificate in the form of Exhibit O to such effect, signed on its behalf by the President or any Vice President of Buyer.

                  (b) PERFORMANCE OF COVENANTS. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date. Buyer shall have delivered to BP a certificate in the form of Exhibit P to such effect, signed on its behalf by the President or any Vice President of Buyer.

                  (c) ANCILLARY AGREEMENTS. Buyer shall have executed the Ancillary Agreements to which it is a party.

                  (d) OPINION OF BUYER'S COUNSEL. BP shall have been furnished with an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Buyer, dated the Closing Date, addressed to BP in the form of Exhibit Q.






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                  (e) ADDITIONAL CLOSING DOCUMENTS OF BUYER. BP shall have
      received at the Closing the following documents, each dated the Closing
      Date:

                        (i) copies, certified by the Secretary or an Assistant
            Secretary of Buyer, of resolutions of its Board of Directors or the Executive Committee thereof authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby; and

                      (ii) confirmation of the wire transfer to be delivered by Buyer at the Closing pursuant to Section 2.5(i) hereof.

                  (f) REQUIRED CONTRACTUAL CONSENTS. All Required Contractual Consents identified in Section 7.2(g) of the Disclosure Schedule shall have been obtained in written instruments reasonably satisfactory to BP.

                  (g) REQUIRED PERMIT APPROVALS. All Required Permit Approvals identified in Section 7.2(f) of the Disclosure Schedule shall have been obtained.


                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.1 INDEMNIFICATION BY SELLER. Except for indemnification with respect to Environmental Liabilities, which shall be governed exclusively by the Environmental Agreement, BP shall indemnify and hold harmless Buyer, Buyer's Affiliates and their respective officers, directors, employees and agents (collectively, the "Buyer Indemnitees") in respect of any and all Damages reasonably incurred by any Buyer Indemnitee, whether paid or payable, as a result of or otherwise in connection with each and all of the following:

                  (a) any breach of any representation or warranty made by BP or TA in this Agreement or any Ancillary Agreement;

                  (b) the breach of any covenant, agreement or obligation of any Seller contained in this Agreement or any Ancillary Agreement;







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                                                                              57





                  (c) any misrepresentation contained in any certificate furnished by BP or TA pursuant to this Agreement;

                  (d) the ownership, use or operation of the Purchased Assets by Sellers or the conduct of the Business by the Sellers on or prior to the Closing Date;

                  (e) any failure of Buyer to obtain the protections afforded by compliance with the notification requirements of the bulk sale, bulk transfer and similar laws in force in the jurisdictions in which such laws may be applicable to Sellers or the transactions contemplated by this Agreement;

                  (f)   the Excluded Liabilities;

                  (g) any Liability arising under the WARN Act with respect to the termination by Sellers or any of their Affiliates or ERISA Affiliates of any employee of BP, TA or TAFSI;

                  (h) employment (or termination of employment) of the Employees through the Closing Date;

                  (i) those Taxes for which Seller is responsible;

                  (j) except for Liabilities which Buyer expressly agrees to pay pursuant to Section 10.12 hereof, any Liability with respect to any tax liabilities of any and all kinds arising out of the ownership, operation or possession of the Business, the Purchased Assets or Excluded Assets prior to the Effective Time, and, except as expressly provided else where in this Agreement, any obligation of BP, TA or TAFSI or any consolidated group of which BP, TA or TAFSI is or was a member with respect to any and all taxes, including, without limitation, any debts, liabilities, obligations or commitments for any income, excise, tax, youth, gross receipts, franchise, employment, payroll related or property tax of any sort, and any deficiencies, assessments, charges, interest and penalties associated therewith, imposed upon BP, TA or TAFSI or any consolidated group of which BP, TA or TAFSI is or was a member by the United States, any taxing authority outside the United States or any State or local instrumentality or authority within the United States, relating to, accrued for, applicable to or arising from in the period as of, prior to or after the Effective Time;






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                  (k) any claim pursuant to the PMPA or any similar or related federal or state statute or regulation arising out of or resulting from
      (i) the ownership, administration use or operation of the Purchased Assets by the Sellers or the conduct of the Business by the Sellers on or prior to the Closing Date or (ii) the execution and delivery of this Agreement or the sale of any of the Purchased Assets to the Buyer; and

                  (l) any Liabilities of TAFSI other than liabilities of TAFSI under each of the Scheduled Contracts to which it is a party in effect on the Closing Date, and the Liabilities of TAFSI under the Assigned Permits to be performed after the Closing Date.

            8.2 INDEMNIFICATION BY BUYER. Except for indemnification with respect to Environmental Liabilities, which shall be governed exclusively by the Environmental Agreement, Buyer shall indemnify and hold harmless BP, BP's Affiliates and their respective officers, directors, employees and agents (collectively the "BP Indemnitees") in respect of any and all Damages reasonably incurred by any BP Indemnitee, whether paid or payable, as a result of or in connection with each and all of the following:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

                  (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any Ancillary Agreement;

                  (c) any misrepresentation contained in any certificate furnished by Buyer pursuant to this Agreement;

                  (d) the Assumed Liabilities;

                  (e) the ownership, use or operation of the Purchased Assets or the conduct of the Business by Buyer subsequent to the Closing Date;

                  (f) any claim pursuant to the PMPA or any similar or related federal or state statute or regulation arising out of or resulting from the ownership, administration use or operation of the Purchased Assets or the conduct of the Business by the Buyer after the Closing Date; and







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                  (g) Buyer's actual violation of any employment law or tortious conduct with respect to the Employees in its employee selection process and the terms and conditions of its employment offers.

            8.3 DEFENSE OF CLAIMS. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. The Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such portion of the claim as to which (and only to the extent to which) the Indemnifying Party's ability to defend has been prejudiced by the Indemnified Party's failure to provide prompt notice of a claim. The Indemnifying Party may, upon written notice to the Indemnified Party within 30 calendar days of receipt of the notice specified in the first sentence of this paragraph, assume the defense of any such claim, or any discrete portion of a claim if the Indem nifying Party acknowledges to the Indemnified Party the Indemnified Party's right to indemnity pursuant hereto in respect of the entirety of such claim, or the relevant portion. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select nationally recognized counsel or counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim, and shall take reasonable steps in the defense or settlement thereof. If the Indemnifying Party shall have assumed the defense of any claim in accordance with this Section 8.3, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Party shall not be authorized to encumber any of the assets of the Indemnified Party or to agree to any restriction that would apply to the Indemnified Party, or to any other Buyer or BP Indemnitee, as applicable, or to its conduct of business or to any other Buyer or BP Indemnitee, as applicable, or to their conduct of business; and PROVIDED, FURTHER, that if such settlement does not contain a complete release of the Indemnified Party with respect to such claim, the Indemnifying Party shall continue to be obligated to indemnify the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and






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agents and each other Buyer or BP Indemnitee, as applicable, to cooperate fully with the Indemnifying Party in the defense of any claim pursuant to this Section
8.3. If the Indemnifying Party does not assume the defense of any claim resulting therefrom in accordance with the terms of this Section 8.3, the Indemnified Party may defend against such claim in such manner as it may reasonably deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate.

            8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in Articles IV and V and in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the second anni versary of the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the Indemnifying Party prior to such second anniversary and identified as a claim for indemnification pursuant to this Agreement, (ii) the inaccuracy of any representation or warranty arising out of the fraud or willful misconduct of the senior management of Sellers or Buyer, which representation and warranty shall survive until sixty
(60) days following the expiration of the applicable statute of limitations, including extensions thereof and (iii) any inaccuracy in the representations or warranties set forth in Sections 4.8 and 5.5 of this Agreement, which representations and warranties shall survive until the expiration of sixty (60) days following the applicable statute of limitations, including extensions thereof. The covenants of Sellers and Buyer hereunder shall survive until the expiration of any applicable statute of limitations. No claim or action for indemnity pursuant to Section 8.1 or 8.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the first sentence of this Section 8.4 except for claims made in reasonable detail in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.

            8.5  LIMITATIONS ON INDEMNIFICATION FOR BREACHES
OF REPRESENTATIONS AND WARRANTIES.

                  (a) No amount shall be recoverable for Damages under Paragraphs (a) and (c) of Section 8.1 unless and only to the extent that Damages claimed by the Buyer Indemnitees under Paragraphs (a) and (c) of Section 8.1 exceeds $500,000 (the "Sellers' Basket"), and then only for the excess over the Sellers' Basket. Notwithstanding the






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foregoing sentence, indemnification under Paragraphs (a) and (c) of Section 8.1 may be claimed with respect to all Damages resulting from, and full recovery shall be made for, (i) the inaccuracy of any representation or warranty set forth in Section 4.8, (ii) the failure of Sellers to disclose in the Disclosure Schedule any Contracts which are required by this Agreement to be disclosed therein and (iii) the inaccuracy of any representation or warranty arising out of the willful misconduct of the senior management of BP.

                  (b) No amount shall be recoverable for Damages under paragraphs (a) and (c) of Section 8.2 unless and only to the extent that Damages claimed by the Seller Indemnitees under paragraphs (a) and (c) of Section 8.2 exceeds $100,000 (the "Buyer's Basket"), and then only for the excess over the Buyer's Basket. Notwithstanding the foregoing sentence, indemnification under paragraphs (a) and (c) of Section 8.2 may be claimed with respect to all Damages resulting from, and full recovery shall be made for, (i) the inaccuracy of any representation or warranty set forth in Section 5.5 and (ii) the inaccuracy of any representation or warranty arising out of the willful misconduct of the senior management of the Buyer.

            8.6 CAP. The Indemnifying Party's obligations to indemnify the Indemnified Party under this Agreement, the Ancillary Agreements (but not the Environmental Agreement) or for any matter in connection herewith or therewith, (except to the extent expressly provided otherwise in the Environmental Agreement), shall in no event exceed $92,000,000 (the "Cap"), any Damages in excess of the Cap being deemed waived by the Indemnified Party.

            8.7 LIMITATION ON DAMAGES. The amount of Damages recoverable by an Indemnified Party under this Agreement shall: (i) with respect to claims arising out of the sale of the Inventory, exclude consequential damages; (ii) with respect to claims other than those arising out of the sale of the Inventory, exclude special damages (within the meaning of American List Corporation v. U.S. News and World Report, Inc., 550 N.Y.S. 2d 590) (a) arising from covenants, obligations, representations, events of default and similar obligations in Buyer's debt and equity financing agreements or (b) that should not have been reasonably foreseeable by the parties at the time this Agreement was entered into; and (iii) in all cases, exclude punitive damages; provided, however, that nothing in this Section 8.7 shall limit recovery of amounts paid or payable by an Indemnified Party to a third party.







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            8.8   EXCLUSIVE REMEDIES.

                  (a) The Buyer agrees, on behalf of itself and the Buyer Indemnitees, that any claim or demand against Sellers, their Affiliates, their employees, officers, directors and agents (collectively for the purpose of this Section 8.8(a) "Seller") arising out of or relating to this Agreement, the transactions contemplated herein, or the Business must be brought only under this Section 8 and subject to the procedures and limitations herein. Nothing in this Agreement is intended to limit any claims Buyer, its Affiliates or the Buyer Indemnitees may have against prior owners of the Business or the Real Property.

                  (b) Sellers agree, on behalf of themselves and the BP Indemnitees, that any claim or demand against Buyer, its Affiliates, its employees, officers, directors and agents (collectively for the purpose of this Section 8.8 "Buyer") arising out of or relating to this Agreement, the transactions contemplated herein, or the Business must be brought only under this Section 8 and subject to the procedures and limitations herein. Nothing in this Agreement is intended to limit any claims Sellers, their Affiliates or the Seller Indemnitees may have against prior owners of the Business or the Real Property.

            8.9 INSURANCE. Buyer acknowledges that none of Sellers' insurance policies will transfer to Buyer. Buyer and its successors agree not to file, without the prior consent of Sellers, such consent not to be unreasonably withheld, a claim against any insurance policy of any Seller or any Affiliates providing coverage for any period prior to the Closing Date.


                                   ARTICLE IX

                                   TERMINATION

            9.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 (i) by mutual written agreement of Sellers and Buyer;

                (ii) by Buyer, in the event Sellers materially breach this Agreement, and fail to correct such breach in all material respects within ten (10) days of receipt of notice from Buyer specifying such breach in reasonable detail;







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               (iii) by BP, in the event Buyer materially breaches this
      Agreement, and fails to correct such breach in all material respects within ten (10) days of receipt of notice from Sellers specifying such breach in reasonable detail;

                (iv) by either Buyer or BP if the Closing shall not have been consummated by December 31, 1993, or such later date as mutually agreed to in writing by Buyer and Sellers (the "Termination Date"); PROVIDED, HOWEVER, that neither Buyer nor Seller may terminate this Agreement pursuant to this clause (iv) if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party to perform in all material respects any of its cove nants or agreements contained in this Agreement;

                  (v) by BP, if at any time BP, in its sole and absolute discretion, determines that it is not satisfied with the progress which Buyer has made in obtaining the financing necessary to consummate the transactions contemplated hereby;

                (vi) by BP, if on or prior to September 10, 1993 Buyer has not delivered to BP a written commitment letter executed by one or more commercial banks evidencing such banks' commitment to provide financing to the Buyer in an amount not less than $75,000,000 in connection with the transactions contemplated hereby; or

               (vii) by BP or the Buyer, if on or prior to August 22, 1993, the Sellers and the Buyer have not executed the amendment to this Agreement contemplated by Section 10.13 hereof.

            If this Agreement is terminated by mutual consent or other than by reason of a party's default, then neither party shall have a claim for Damages as a result of the termination. A party rightfully terminating this Agreement as a result of the other party's material breach shall retain any claim it may have for Damages arising from such breach.


                                    ARTICLE X

                                  MISCELLANEOUS

            10.1 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other






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communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through a reputable overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to BP, TA or TAFSI, to:

                  BP Exploration & Oil Inc.
                  200 Public Square
                  Cleveland, Ohio 44114-2375
                  Attn:  Real Estate Manager
                  Telecopier:

Copy to:          BP Exploration & Oil Inc.
                  200 Public Square
                  Cleveland, Ohio 44114-2375
                  Attn:  Corporate Secretary
                  Telecopier:  216/586-4535

If to Buyer, to:  T.S. Network Corp.
                  c/o The Clipper Group, L.P.
                  Park Avenue Plaza
                  55 East 52nd Street
                  New York, New York  10055
                  Attn:  Louis J. Mischianti
                  Telecopier: (212) 318-1360

Copy to:          The Clipper Group, L.P.
                  Park Avenue Plaza
                  55 East 52nd Street
                  New York, New York  10055
                  Attn:  Louis J. Mischianti
                  Telecopier: (212) 318-1360

Copy to:          Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019
                  Attn: Stuart I. Oran, Esq.
                  Telecopier: (212) 757-3990

            Either party may give any notice, request, demand, claim or other communication hereunder using any other means






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(including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            10.2  AMENDMENTS; WAIVERS; REMEDIES.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No single or partial exercise by either party in exercising any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            10.3 EXPENSES. Sellers will pay any and all expenses associated with obtaining consents (including, without limitation, the consent of Burger King) to the assignment of any Contracts to the Buyer. Sellers shall also pay the Permit Costs. (As used herein, "Permit Costs" means those amounts to be paid to any Governmental Authority in connection with the transfer of any Permit to Buyer or Buyer obtaining a substitute or replacement Permit; pro vided, that Permit Costs shall not include any amounts paid to any Governmental Authority which are in the nature of a bonding requirement or similar requirement.) The Sellers, on the one hand, and the Buyer, on the other hand, shall share equally the fees and expenses of counsel retained by the management of the Business (the "Management"); provided that any such fees and expenses in excess of $50,000 shall be borne by the Management. The costs, fees and expenses of obtaining surveys and title insurance and the costs, fees and expenses of recording mortgages on the Real Property shall be borne by the Buyer. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring the same.






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            10.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            10.5 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (and not the conflict of laws) of the State of New York; PROVIDED, HOWEVER, that the validity of the conveyance of Real Property shall be governed by the law of the state in which the Real Property is situated.

            10.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

            10.7 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement (including the documents, schedules and exhibits referred to herein which are hereby incorporated by reference), constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

            10.8 JURISDICTION. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, or to contest the jurisdiction (in rem or in personam) or power or decision of such court over or pertaining to the party or with respect to the subject matter in any other court within or without the United States other than appropriate appellate courts. Each of the parties hereto irrevocably waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party hereto with respect thereto.

            10.9 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

            10.10 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place






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or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall pro vide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

            10.11 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

            10.12  TAXES.

                  (a) PAYMENT OF TRANSFER AND SALES TAXES AND FEES. All Taxes imposed on the transactions contemplated hereby, including any sales and use Taxes (including personal property sales and use Taxes) and any real property transfer, conveyance, documentary, stamp and recording Taxes or charges, shall be borne by Sellers. Subject to the immediately preceding sentence, as to any special or general assessments against any of the Purchased Assets which are payable in installments, Buyer shall be responsible for all assessments which relate to periods after the Effective Time. In the event the use by Buyer of any of the Purchased Assets qualifies for exemption from otherwise applicable taxes covered under this section, Buyer shall provide Seller with all appropriate exemption certificates in support of such exemption.

                  (b) TAXES AND ASSESSMENTS. All real estate and personal property taxes and assessments for which Sellers, and not a third party, are liable accruing prior to the Closing Date shall be prorated (based on the most recent available tax statement and latest tax valuation) as of the






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Closing Date. If the Closing Date occurs before the tax rate is fixed for the then current year, the proration of the corresponding taxes shall be estimated on the basis of the tax rate for the last preceding year applied to the latest assessed valuation. Buyer shall be responsible for making all real estate and personal property tax and assessment payments due and payable after the Closing Date. Sellers' estimated accrued liability (to the Closing Date) for such taxes and assessments due and payable after the Transfer Date shall be a credit against the amount payable at Closing by Buyer. In the event the tax rate for the year of the Closing Date differs from that used to estimate the proration of the real estate and personal property taxes, Sellers and Buyer agree to adjust such proration upon receipt of the next tax statement issued.

                  (c) OTHER TAXES. (i) Except as otherwise provided in Paragraphs (a) and (b) of this SECTION 10.12, Sellers shall be responsible for and shall pay all Taxes accrued or ultimately imposed upon any part of the Purchased Assets and Inventory on the basis of taxable events or activities or in connection with the ownership, use or operation of any part of the Purchased Assets and Inventory prior to the Closing Date, and Buyer shall be responsible for and shall pay all Taxes accrued or ultimately imposed upon any part of the Purchased Assets and Inventory on the basis of taxable events or activities or in connection with the ownership, use or operation thereof after the Closing Date. Buyer shall reimburse BP for all federal, state and local taxes listed in
Section 10.12 of the Disclosure Schedule that have been paid by BP on any Inventory transferred to Buyer pursuant to this Agreement and for which reimbursement to Buyer shall be made by the ultimate purchaser of the Inventory.

                  (d) REFUNDS. With respect to any pending or subsequently filed claim for refund of Taxes on or in respect of periods ending on or prior to the Closing Date only, or any suit or suits for refund of such taxes, Buyer agrees that Sellers will retain complete discretion to prosecute, settle or abandon on behalf of Sellers Group each of such claims or suits at Sellers' expense.

                        (i) Buyer further agrees to provide Sellers with all reasonable cooperation on obtaining such refund and to make the records and personnel available to assist Sellers or any counsel designated by Sellers to prosecute any such claim or suit for refund.

                       (ii) In the event that any refund of Taxes is received by the Buyer in respect of periods






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                                                                              69





      ending on or prior to the Closing Date, Buyer will promptly pay to Sellers an amount equal to such refund plus any interest received on such refund.

                  (e) ASSISTANCE AND RECORDS. Buyer shall provide Sellers with assistance as Sellers may reasonably request in connection with the preparation of tax returns required to be filed by Sellers, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any claim for refund in respect of such Taxes.

                        (i) Sellers will retain complete discretion in conducting and resolving any audit, administrative or judicial proceeding with respect to periods ending on or before the Closing Date relating to Taxes. Buyer will promptly notify Sellers of any such audit, proposed adjustment or related matter that could affect Sellers' tax liability.

                      (ii) In accordance with Section 6.4, Buyer will upon the request of Sellers, provide any records or information which may be relevant to such return, audit, examination, proceeding or claim.

                  (f) Such assistance shall include making employees available to Sellers and their counsel, providing additional information and explanation of any material to be provided, furnishing to or permitting the copying by Sellers or their counsel, of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with such return, audit, examination, proceeding or claim.

                  (g) Sellers agree to reimburse Buyer for all out-of-pocket costs which Buyer may reasonably incur pursuant to this SECTION 10.12(C).

                  (h) UTILITIES, RENTS AND OTHER CHARGES. Utilities, rents, and any other charges for which Sellers, and not a third party, are liable relating to any part of the Assets or in connection with the use or operation thereof shall be prorated between Sellers and Buyer as of the Closing Date. To the extent that prorations can be calculated or estimated on or before the Closing Date, any amounts owed by either party shall be paid to the other party as an adjustment to the Closing Amount payable by Buyer. Calculations of any other prorations shall be made as soon as possible, but in no event later than ninety
(90) days after Closing, and any remaining adjustment obligations shall be paid promptly upon demand. Any amounts unpaid within five (5) Business Days after demand shall begin to






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accrue interest at the Reference Rate, which shall be added to and paid with such amounts. Buyer shall be obligated for rents, utilities or other charges related to the Assets attributable to periods from and including the Closing Date.

            10.13 EXHIBIT AND SCHEDULES. As of the date of this Agreement, the Sellers and Buyer have not agreed to the form of the Exhibits and Schedules hereto. The Sellers and the Buyer will attempt to agree upon an amendment to the Agreement pursuant to which the form of such Exhibits and Schedules (other than Section 4.9 of the Disclosure Schedule, as to which the amendment shall specify a date by which the parties shall agree upon Section 4.9 of the Disclosure Schedule) and any qualifications of representa tive are agreed upon by the Sellers and Buyer and become a part of this Agreement. In the event that the Sellers and the Buyer do not execute such an amendment on or prior to August 22, 1993 each of Sellers and the Buyer shall have the right to terminate this Agreement as provided in Section 9.1(vii).

            10.14 NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any provision hereof (including, without limitation, Section 6.12 hereof) is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            10.15 NO INDUCEMENTS. Neither Sellers nor the Buyer has made any promises or inducements in connection with this Agreement, the Business or the Purchased Assets except as expressly set forth in this Agreement, and neither Sellers nor the Buyer may rely on any such alleged promises or inducements which are not expressly set forth in this Agreement.








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                                                                              71





            IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.


                        BP EXPLORATION & OIL INC.

                        By: /s/ H.T. Bubb
                           ------------------------------------------
                        Name: H.T. Bubb
                             ----------------------------------------
                        Title: Vice President, Strategic Development
                              ---------------------------------------


                        TRUCKSTOPS CORPORATION OF AMERICA INC.

                        By: /s/ H.T. Bubb
                           ------------------------------------------
                        Name: H.T. Bubb
                             ----------------------------------------
                        Title: Vice President, Strategic Development
                              ---------------------------------------


                        T.S. NETWORK CORP.

                        By: /s/ Louis J. Mischianti
                           ------------------------------------------
                        Name: Louis J. Mischianti
                             ----------------------------------------
                        Title: President
                              ---------------------------------------